8302781.5 December 1,1999 9:36C

                         THIS DOCUMENT WAS DONE USING OUTLINE
                             DESIGN-BUILD AGREEMENT


                                 BY AND BETWEEN


                    ISLE OF CAPRI BLACK HAWK L.L.C., AS OWNER


                                       AND


                   HASELDEN CONSTRUCTION, INC., AS CONTRACTOR

                                TABLE OF CONTENTS

||
RECITALS     1
ARTICLE 1:  CONTRACTOR'S SERVICES     1
     1.1     GENERAL DESCRIPTION OF THE WORK     1
     1.2     INTENT OF AGREEMENT     1
     1.3     PRIORITY OF DOCUMENTS     2
     1.4     GENERAL REQUIREMENTS     2
          1.4.1     Performance of the Work     2
          1.4.2     Professional Standards     2
          1.4.3     Licensing and Other Qualifications     2
          1.4.4     Sufficient Personnel     3
          1.4.5     Contractor's Key Personnel     3
     1.5     NATURE OF DESIGN-BUILD AGREEMENT     3
          1.5.1     Design and Engineering Generally     3
          1.5.2     Construction Documents     3
          1.5.3     Contractor's Architect     3
     1.6     DESIGN AND ENGINEERING WORK     4
          1.6.1     Design Schedule     4
          1.6.2     Compliance with Laws     4
     1.7     CHANGES IN THE WORK     4
          1.7.1     Changes     4
          1.7.2     Contract Adjustments     4
          1.7.3     No Contractor Changes     4
          1.7.4     Change Orders     4
          1.7.5     Construction Change Directive     5
          1.7.6     Necessity for Prior Written Authorization     6
          1.7.7     Disputes Reflecting Changes in the Work     6
          1.7.8     Compliance with Construction Documents     7
          1.7.9     Authorized Change Order Signatory     7
          1.7.10     Restriction on Time Extension     7
     1.8     CONTRACTOR'S REPRESENTATIONS     7
     1.9     "AS-BUILT" DRAWINGS     8
          1.9.1     Maintenance of Drawings at the Site     8
          1.9.2     Mylar Drawings and "As-Built" Survey     8
ARTICLE 2:  CONSTRUCTION OF THE WORK;SUBSTANTIAL COMPLETION; EXCUSABLE EVENTS;
WORKMANSHIP; COMPLIANCE WITH LAWS     8
     2.1     SCHEDULES AND SUBMITTALS     8
          2.1.1     The Schedule     8
2.1.2     Submission of Shop Drawings, Details, Samples and
               Data     8
          2.1.3     Material Purchasing Schedule     9
          2.1.4     Information as to Progress of Work     9
          2.1.5     Revisions to Schedule Due to Owner's Suspension
               of Work     9
     2.2     TIME AND PROSECUTION OF WORK     9
          2.2.1     Time of the Essence     9
          2.2.2     Notice to Proceed     9
          2.2.3     Substantial Completion     9
          2.2.4     Owner's Right to Direct Overtime and Multiple Shifts     10
          2.2.5     Owner's Right to Request Expedition     10
          2.2.6     Owner's Right to Require Additional Labor     10
     2.3     SUBSTANTIAL COMPLETION OF WORK     10
          2.3.1     Definition of Substantial Completion     10
          2.3.2     Further Conditions on Substantial Completion     11
     2.4     DELAYED/EARLY COMPLETION     11
          2.4.1     Liquidated Damages     11
          2.4.2     Early Completion Incentive     12
     2.5     EXCUSABLE EVENTS     12
          2.5.1     Adjustments in Schedule Because of Excusable Event     12
          2.5.2     Adjustments in Guaranteed Maximum Price Because of
Excusable Event     13
          2.5.3     Excusable Events Defined     14
          2.5.4     Rights Limited     14
          2.5.5     Contractor's Acknowledgment of Extreme Weather
Conditions     14
     2.6     WORKMANSHIP AND PERFORMANCE OF WORK     15
          2.6.1     Site Conditions     15
          2.6.2     Local Conditions     15
          2.6.3     Contractor's Responsibility for Proper Layout     15
          2.6.4     Contractor's Workmanship Standard     16
          2.6.5     Contractor's Work in Areas Prepared by Others     16
          2.6.6     Owner's Inspection Rights     16
          2.6.7     Storage on Site     16
          2.6.8     Owner's Access to the Work     16
2.6.9     Rejected Workmanship and Material During
               Construction     17
          2.6.10     Removal or Tearing Out Work to Inspect     17
          2.6.11     Responsibility     17
          2.6.12     Control     17
          2.6.13     Use of Site     17
          2.6.14  Cutting & Patching     17
     2.7     COMPLIANCE WITH FEDERAL, STATE AND LOCAL LAWS     18
          2.7.1     Taxes     18
          2.7.2     Legal Requirements     18
          2.7.3     Permits and Licenses     18
          2.7.4     Building Inspections     18
          2.7.5     Corrections of Legal Violations     18
          2.7.6     Ownership of Design Documents     18
          2.7.7     Patents and Other Proprietary Rights     19
     2.8     CONTRACTOR'S SUBCONTRACTORS     19
          2.8.1     Bidding Process     19
          2.8.2     Identification of Subcontractors     20
          2.8.3     Rejection by Owner of Subcontractors     20
          2.8.4     Liquidated Damages In Subcontracts     21
          2.8.5     Contingent Assignment     21
     2.9     LABOR     21
          2.9.1     Contractor's Duty to Staff the Work     21
          2.9.2     Owner's Approval of Labor Force     21
          2.9.3     Notice of Occurrence With Respect to Employees     21
2.10     MAINTENANCE OF THE SITE AND PROTECTION OF PERSONS AND PROPERTY     22
          2.10.1     Safety     22
          2.10.2     Safety of Persons and Property     22
          2.10.3     Placement of  Signs     23
          2.10.4     Orderly Maintenance of Site     23
          2.10.5     Liability for Work in Place and on the Site     24
          2.10.6     No Unreasonable Interference with Owner's Operations     24
          2.10.7     Protection of and No Interference with Adjoining
               Properties     24
     2.11     USE OF OWNER'S FACILITIES     24
          2.11.1     Prohibition of Use Without Consent     24
          2.11.2     Indemnification Against Loss     24
ARTICLE 3:  REPRESENTATIVES OF OWNER AND CONTRACTOR     25
     3.1     DESIGNATION OF OWNER'S AGENT AND CONTRACTOR'S
AGENT     25
     3.2     RIGHTS OF OWNER'S AGENT     25
ARTICLE 4: OWNER'S RIGHT TO OUTSIDE INSPECTION     26
     4.1     RIGHT TO DESIGNATE     26
     4.2     LIMITATION OF OWNER'S LIABILITY     26
ARTICLE 5:  OWNER'S RIGHT OF ENTRY AND OCCUPANCY FOLLOWING SUBSTANTIAL
COMPLETION     26
     5.1     RIGHT TO ENTER     26
     5.2     NO INTERFERENCE WITH CONTRACTOR'S REMAINING
          WORK     26
     5.3     CONSTRUCTION MEANS & METHODS     27
     5.4     REJECTION OF WORK     27
     5.5     OWNER'S RIGHT TO STOP THE WORK     27
     5.6     OWNER'S RIGHT TO CARRY OUT THE WORK     27
     5.7     OWNER'S RIGHTS NOT LIMITED     28
     5.8     OWNER APPROVALS     28
     5.9     OWNER INFORMATION     28
ARTICLE 6:  PUNCH LISTS AND FINAL COMPLETION     28
     6.1     PREPARATION OF PUNCH LIST     28
     6.2     FINAL COMPLETION     29
ARTICLE 7:  CONTRACTOR'S WARRANTY OF CONSTRUCTION     29
     7.1     WARRANTY     29
          7.1.1     Warranty with Respect to Professional Services     29
          7.1.2     Warranty with Respect to Construction Work     29
          7.1.3     Warranty With Respect to Materials and Equipment     29
          7.1.4     Period of Warranty     30
     7.2     EXTENT OF WARRANTY     30
     7.3     NON-APPLICABILITY OF WARRANTY     30
     7.4     SURVIVAL OF WARRANTY     30
     7.5     ASSIGNMENT OF WARRANTIES     30
     7.6     MANUALS AND TRAINING     31
ARTICLE 8:  CONTRACT SUM     31
     8.1     TOTAL COMPENSATION     31
          8.1.1     Cost of the Work     31
          8.1.2     Contractor's Fee     31
     8.2     CONTRACTOR'S GUARANTEED MAXIMUM PRICE     31
          8.2.1     Guaranteed Maximum Price     31
          8.2.2     Owner Furnished FF&E Excluded     32
     8.3     EXCESS AND SAVINGS     32
          8.3.1     Excess Cost Above Guaranteed Maximum Price     32
          8.3.2     Savings Below Guaranteed Maximum Price     32
     8.4     COST OF THE WORK     32
          8.4.1     Salaries or Wages     33
          8.4.2     Overtime Payments     33
          8.4.3     Contractor Self-Perform Trade Work     33
          8.4.4     Cost of Employee Benefits     33
          8.4.5     Travel and Subsistence Expenses     33
          8.4.6     Cost of Material and Supplies     33
          8.4.7     Contractor's Architect's Fees     33
          8.4.8     Subcontractor's Payments     34
          8.4.9     Cost of Tools, Equipment and Facilities     34
          8.4.10     Cost of Major Construction Equipment     34
          8.4.11     Insurance Premiums     34
          8.4.12     Taxes     34
          8.4.13     Fees, Royalties and Deposits     34
          8.4.14     Uninsurable Losses     34
          8.4.15     Communication Expenses     34
          8.4.16     General Conditions     35
          8.4.17     Clean-up     35
          8.4.18     Emergency     35
          8.4.19     Other Agreement Cost     35
          8.4.20     Pre-Approved Cost     35
     8.5     CREDITS TO COST OF THE WORK     35
          8.5.1     Proceeds of Sale     35
          8.5.2     Discounts and Refunds     35
          8.5.3     Material Retained by Contractor     35
          8.5.4     Deposits     35
          8.5.5     Proceeds of Sale of Excess Equipment     35
     8.6     COST NOT TO BE REIMBURSED     36
          8.6.1     Office Personnel Expenses     36
          8.6.2     Office Expenses     36
          8.6.3     Capital Expenses     36
          8.6.4     Unpermitted Rental Cost     36
          8.6.5     Overhead and General Expenses     36
          8.6.6     Warranty and Corrective Work     36
          8.6.7     Preconstruction     36
          8.6.8     Unincluded Items     36
          8.6.9     Excluded Items     36
          8.6.10     Guaranteed Maximum Price Excess     36
     8.7     AUDIT     36
          8.7.1     Right to Conduct Audit     36
          8.7.2     Imposition of Requirement on Subcontractors     37
ARTICLE 9:  PAYMENT OF COMPENSATION     37
     9.1     APPLICATIONS FOR PROGRESS PAYMENTS     37
          9.1.1     Time of Submission     37
          9.1.2     Contents of Application for Payment and Attachments     37
     9.2     CONTRACTOR'S ARCHITECT CERTIFICATE     39
     9.3     DEDUCTIONS     39
     9.4      WITHHOLDING     39
          9.4.1     Right to Withhold     39
          9.4.2     Conditions for Release of Withheld Amounts     40
     9.5     RETAINAGE     40
          9.5.1     Final Inspection     40
          9.5.2     Achievement of Final Completion     40
          9.5.3     Remaining Obligations     40
          9.5.4     No Further Retainage Withheld     41
     9.6     DETERMINATION OF PROGRESS PAYMENTS     41
          9.6.1     Schedule of Values     41
          9.6.2     Percentage Completion     41
          9.6.3     Progress Payments     41
     9.7     PAYMENT OF PROGRESS PAYMENTS     42
     9.8     FINAL PAYMENT     42
     9.9     PAYMENT NOT ACCEPTANCE     42
     9.10     RELEASE OF CLAIMS     43
     9.11     CONTRACTOR'S LIABILITY FOR EXCESS OVER GUARANTEED MAXIMUM PRICE
43
     9.12     TITLE     43
     9.13     INTEREST RATE     43
ARTICLE 10:  INDEMNIFICATION     43
10.1      Indemnity     43
10.2     No Limitation     44
10.3     Liens     44
10.4     Lost Profits     44
ARTICLE 11:  INSURANCE     44
     11.1     CONTRACTOR'S INSURANCE     44
          11.1.1     Contractor's Insurance Certificates     44
          11.1.2     Contractor's Liability Insurance     45
     11.2     SCHEDULE OF INSURANCE COVERAGES     45
          11.2.1     Worker's Compensation Insurance     45
          11.2.2     Commercial General Liability Insurance     45
          11.2.3     Comprehensive Automobile Liability Insurance     46
          11.2.4     Umbrella Liability Insurance     46
     11.3     OWNER'S BUILDER'S RISK INSURANCE     47
          11.3.1     Builder's Risk Policy     47
          11.3.2     Deductible     47
          11.3.3     Property of Others     47
          11.3.4     Builder's Risk Limits of Liability     47
          11.3.5     Builder's Risk Deductibles     47
          11.3.6     Owner's Use of Project     47
     11.4     PROJECT ERRORS AND OMISSIONS INSURANCE     47
     11.5     NO COVERAGE CHANGES     48
     11.6     WAIVER OF CLAIMS     48
ARTICLE 12:  DEFAULT     48
     12.1     Termination by Owner for Cause     48
     12.2     Termination by Contractor for Cause     49
ARTICLE 13:  TERMINATION BY OWNER WITHOUT CAUSE     50
ARTICLE 14:  INDEPENDENT CONTRACTOR     50
ARTICLE 15:  DISPUTES     51
     15.1     Dispute Resolution     51
ARTICLE 16:  HAZARDOUS SUBSTANCES     51
     16.1     Hazardous Substances.     51
ARTICLE 17:  MISCELLANEOUS PROVISIONS     52
     17.1     GOVERNING LAW     52
     17.2     ASSIGNMENT AND SUCCESSORS     52
          17.2.1     No Assignment by Contractor     52
          17.2.2     Agreement Binding on Successors and Assigns     52
     17.3     NOTICES     53
     17.4     CUMULATIVE RIGHTS AND REMEDIES     53
     17.5     WAIVER     53
     17.6     CAPTIONS OR HEADINGS     54
     17.7     CALENDAR DAYS     54
     17.8     PARTIES TO ACT REASONABLY     54
     17.9     SEVERABILITY OF PROVISIONS     54
     17.10     ENTIRE AGREEMENT     54
     17.11     NO THIRD PARTY BENEFICIARIES     54
     17.12     AUTHORITY TO EXECUTE     55
     17.13     INCORPORATION BY REFERENCE     55

EXHIBITS

Exhibit A - Definitions
Exhibit B - Site
Exhibit C - Contractor's Key Personnel
Exhibit D - Contract Documents
Exhibit E - Schedule
Exhibit F - Owner's Permits and Licenses
Exhibit G - Equipment/Material Responsibility Matrix
Exhibit H - Subcontractors||

                             DESIGN-BUILD AGREEMENT

          THIS DESIGN-BUILD AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into this ____ day of October, 1999 by and between HASELDEN CONSTRUCTION, INC., a Colorado corporation ("Contractor"), and ISLE OF CAPRI BLACK HAWK L.L.C., a Colorado limited liability company ("Owner"). Unless otherwise defined within this Agreement, capitalized terms used herein shall have the meanings ascribed to such terms in Exhibit A attached hereto.

                                    RECITALS
                                    --------

          WHEREAS, Owner holds fee simple title to the tract of land in Gilpin County, State of Colorado which is described on Exhibit B attached hereto (the "Site") and intends to have designed and constructed thereon the Project;

          WHEREAS, Contractor has agreed, as set forth in this Agreement, to provide all architectural, engineering and general contracting services, materials, furnishings, tools, equipment, labor, and all other professional and non-professional services required to complete the Work described in this Agreement, and has agreed further that Owner's cost for all such Work shall in no event exceed the Guaranteed Maximum Price established in this Agreement; and

          WHEREAS, Contractor has agreed, as set forth in this Agreement, to provide and perform all of the Work by hiring its own architectural and engineering firms, by retaining other consultants and subcontractors, and by performing other portions of the Work on an "in-house" basis, all as provided more specifically in this Agreement.

          NOW, THEREFORE, for and in consideration of the mutual promises set forth in this Agreement and the faithful performance by each of them, the parties agree as follows:

                     I.     ARTICLE :  CONTRACTOR'S SERVICES

A.               GENERAL  DESCRIPTION  OF  THE  WORK

          The "Work" shall mean and refer to all architectural, engineering, design, general contracting, construction and other services and items which are necessary or appropriate to execute and complete the Project in accordance with this Agreement, and shall include, without limitation, all services and items which are specifically required by this Agreement. Contractor agrees to provide all Work for a cost to Owner not to exceed the Guaranteed Maximum Price set forth herein.

A.               INTENT  OF  AGREEMENT

          The intent of the Agreement is to include all items and services necessary for the proper execution and completion of the Work by the Contractor, including, without limitation, all such items and services which are consistent with, contemplated by, or reasonably inferable from the Agreement, whether or not such items and services are specifically mentioned therein. The documents comprising the Agreement are complementary, and what is required by one shall be as binding as if required by all.

A.               PRIORITY  OF  DOCUMENTS

          In the event of a conflict or inconsistency among the documents comprising the Agreement, the following order of precedence shall govern the interpretation of such documents:

               (a)     Modifications  to  this  Agreement;

               (b) this Agreement (excluding the Project Concept Documents and the Construction Documents);

               (c)     the  Construction  Documents;  and

               (d)     the  Project  Concept  Documents.

A.               GENERAL  REQUIREMENTS
--

1.                    Performance  of the Work.  The Contractor hereby covenants
                      ------------------------
and agrees that it shall duly and properly perform and complete the Work in accordance with this Agreement and all applicable Laws. The Contractor further covenants and agrees that it shall provide and pay for all items or services necessary for the proper execution and completion of the Work and the Project, whether temporary or permanent and whether or not incorporated or to be incorporated into the Work, including, but not limited to, all design, engineering, procurement, installation and construction services, all administration, management, training and coordination services, all labor, materials, furnishings, equipment, supplies, required insurance and licenses, tools, machinery, water, heat, utilities and transportation, and all other items, facilities and services.

1.                    Professional  Standards.  The  Contractor's  services,
                      -----------------------
including, without limitation, its design and engineering services, shall be performed (i) with care and diligence, (ii) in accordance with generally accepted professional standards, and (iii) as expeditiously and economically as is consistent with the best interests of the Owner and with the preceding standards of professional skill, care and diligence.

1.                    Licensing  and  Other  Qualifications.  The  Contractor
                      -------------------------------------
covenants and agrees that all persons who will perform or be in charge of the professional architectural and design work for the Project shall have experience with the type of project being undertaken and shall be duly licensed to practice under the Laws of the jurisdiction in which the Project is located, and that all engineering services provided hereunder shall be performed by an engineer, or engineers, licensed to practice under the Laws of the jurisdiction in which the Project is located. Similarly, all construction services shall be undertaken and performed by qualified construction contractors and suppliers.
2.                    Sufficient  Personnel.  The Contractor shall, at all times
                      ---------------------
during the term of this Agreement, keep sufficient personnel employed so that the services to be performed by the Contractor hereunder are completed in an efficient, prompt, economical and professional manner.

1.                    Contractor's  Key Personnel.  Attached hereto as Exhibit C
                      ---------------------------
is a list of the Contractor's key personnel who will be responsible for supervising the performance of the Contractor's services hereunder. The Contractor shall not remove any such personnel from the Project without the Owner's prior written consent, which consent shall not be unreasonably withheld. If any such individual is so removed, any replacement personnel shall be subject to the prior written approval of the Owner, which approval shall likewise not be unreasonably withheld.

A.               NATURE  OF  DESIGN-BUILD  AGREEMENT
--

1.                    Design  and  Engineering  Generally.  This  Agreement
                      -----------------------------------
expressly contemplates that all services necessary to conceive, design, erect and complete all Work, including without limitation, construction, design, architectural and engineering services (subject to Section 1.5.2 and Section 1.5.3), shall be the responsibility of Contractor under this comprehensive
Agreement. It is expected that Contractor will retain various architects, engineers, consultants and other professionals to assist it in designing, inspecting and completing the Work. The services of such architects, engineers, consultants and other professionals shall be the sole responsibility of the Contractor pursuant to Contractor's contracts or subcontracts with such professionals, and Contractor shall be responsible to Owner, as set forth more specifically in this Agreement, for all acts, services, duties, responsibilities and omissions of such professionals; it being expressly understood that Owner shall not have responsibility for any aspect of the design or engineering of the Project, nor shall Owner have any duties to architects, engineers, consultants or other professionals retained by Contractor.

1.                    Construction  Documents.  The  Owner has provided complete
                      -----------------------
"Construction Documents" consisting of working drawings and specifications setting forth in detail the requirements for the construction of the Project. The Construction Documents include the construction documents prepared by Parkhill Ivins Architects, P.C. (the "Parkhill Documents") and the construction documents prepared by Norwood Oliver Design Associates (the "NODA Documents"), all of which are listed on Exhibit D attached hereto and are hereby incorporated by reference as addenda to this Agreement. The Contractor shall confirm that the Parkhill Documents and the NODA Documents conform to each other and work together and shall, at no expense to the Owner, revise, modify and correct the Parkhill Documents and/or the NODA Documents as necessary to ensure that they conform to each other and work together (i.e., coordinate the Work). The Contractor will confirm that the Construction Documents shall be in conformance with and accurately reflect all generally accepted professional standards and, as required in Section 1.6.2, in compliance with all Laws.

1.                    Contractor's  Architect.  Parkhill  Ivins Architects, P.C.
                      -----------------------
(the "Contractor's Architect") shall perform all professional architectural, engineering and contract administration services required under this Agreement to complete the Work, and shall not be replaced without the express written consent of the Owner. The Contractor covenants and agrees that all design, engineering, architectural and other professional services necessary to properly complete the Work shall be the sole responsibility of the Contractor (including, without limitation, any design, engineering, architectural and other professional services rendered by the Contractor's Architect or its consultants, other than the design services provided previously pursuant to a separate agreement between Owner and Contractor's Architect), and that the Contractor shall be responsible to the Owner for all acts, omissions, errors, duties, obligations and services of the Contractor's Architect and other entities providing such professional services pursuant to contracts with the Contractor. The Owner shall be a third-party beneficiary of the contract between the Contractor and the Contractor's Architect, and the Contractor shall provide the Owner with a copy of such contract.

A.               DESIGN  AND  ENGINEERING  WORK
--

1.                    Design  Schedule.  The  Contractor  shall  complete  the
                      ----------------
various  documents  by  the  dates  set  forth  in  the  Schedule.

1.                    Compliance with Laws.  The Contractor covenants and agrees
                      --------------------
that the Construction Documents shall be accurate and free from any errors or omissions, and shall be in compliance with and accurately reflect all applicable Laws, including, without limitation, any and all Laws related to gaming and/or gaming facilities. The Contractor shall, at no expense to the Owner, promptly revise, modify and correct any such documents which are not in accordance with such legal requirements or are inaccurate or contain errors or omissions, as required to coordinate the Work.

A.               CHANGES  IN  THE  WORK
--

1.                    Changes.  Changes  in  the  Work may be accomplished after
                      -------
execution of this Agreement, and without invalidating this Agreement, by Change Order or Construction Change Directive. A Change Order shall be based upon agreement between the Owner and Contractor; a Construction Change Directive may be issued by the Owner alone and may or may not be agreed to by the Contractor. Changes in the Work shall be performed under applicable provisions of the Agreement, and the Contractor shall proceed promptly, unless otherwise provided in the Change Order or Construction Change Directive.

1.                    Contract  Adjustments.  Notwithstanding  anything  to  the
                      ---------------------
contrary contained in this Agreement, the Guaranteed Maximum Price and the Substantial Completion Date may only be adjusted by Change Order or Construction Change Directive.

1.                    No  Contractor  Changes.  Except  as  otherwise  expressly
                      -----------------------
permitted in this Agreement, the Contractor shall not initiate changes in the scope of the Work; it being acknowledged and agreed by the Contractor that the Work can be successfully completed within the Guaranteed Maximum Price and by the Substantial Completion Date.

1.                    Change  Orders.  (a)  The Owner may request changes in the
                      --------------
Work within the general scope of this Agreement consisting of additions, deletions or other revisions. If the Owner so desires to change the Work, it shall submit a change request to the Contractor in writing. Within seven (7) days of its receipt of any such request, the Contractor shall submit a detailed proposal to the Owner stating (i) the increase or decrease, if any, in the Guaranteed Maximum Price which would result from such change, and (ii) the effect, if any, upon the Substantial Completion Date by reason of such proposed change. If the Owner agrees with the Contractor's proposal, the Owner and the Contractor shall execute a document reflecting the requested change in the Work and the proposed adjustments, if any, in the Guaranteed Maximum Price and the Substantial Completion Date (a "Change Order"). In the event the Owner disagrees with the Contractor's proposal in relation to the requested change, the Owner may either (i) notify the Contractor that the Owner has decided to withdraw its requested change, or (ii) issue a Construction Change Directive as permitted in the following Section 1.7.5.

     (b) In the event the Owner requests a major change in the scope of the Work and the Owner ultimately decides not to proceed with such requested change, the Owner shall nevertheless reimburse the Contractor, as a Cost of the Work, for design fees (as defined in Section 8.4.7) which are incurred by the Contractor in preparing design documents reflecting such requested change; provided, however, no such reimbursement shall be made unless the Contractor previously notified the Owner that the requested change was a major change.

1.                    Construction Change Directive.  (a) In the event the Owner
                      -----------------------------
disagrees with the Contractor's proposal in relation to the Owner's request for a change in the Work, the Owner may issue a written order directing a change in the Work (a "Construction Change Directive"), the Guaranteed Maximum Price and the Substantial Completion Date being adjusted, if at all, as hereinafter provided:

a) (x) If the "actual cost" in performing the Work is increased by any such change, the Guaranteed Maximum Price shall be increased (without duplication) so as to reflect the "actual cost" to the Contractor (or to any tier or level of subcontractor) in performing the Work attributable to the change plus a percentage fee for overhead and profit. As to the Contractor, the percentage fee shall equal zero percent (0%) of the "actual cost" incurred by the Contractor for such additional Work. As to any tier or level of subcontractor, the percentage fee shall equal fifteen percent (15%) of the "actual cost" incurred by any such subcontractor for such additional Work.

               (y) If the "actual cost" in performing the Work is decreased by any such change, the Guaranteed Maximum Price shall be decreased (without duplication) so as to reflect the "actual cost" which would have been incurred by the Contractor (or by any tier or level of subcontractor) in the absence of such change, plus percentage fees calculated as described in the preceding
Section  1.7.5.1(x).

               (z) For the purposes of this Section 1.7.5, "actual cost" in relation to the Contractor shall be defined and limited to the Cost of the Work, and "actual cost" in relation to any subcontractor shall be defined and limited to the cost of the following:
                         (a)     Costs  of labor, including social security, old
age and unemployment insurance, fringe benefits required by agreement or custom, and workers' or workmen's compensation insurance;

                         (b)     costs  of  materials,  supplies  and equipment,
including  cost  of  transportation,  whether  incorporated  or  consumed;

                         (c)     reasonable  rental  costs  of  machinery  and
equipment, exclusive of hand tools, whether rented from the Contractor or others; and

                         (d)     costs  of premiums for all bonds and insurance,
permit  fees,  and  sales,  use  or  similar  taxes  related  to  the  Work.

"Actual cost" shall not be deemed to include any item which could be considered overhead.

a) The Owner shall propose a basis for adjustment, if any, in the Substantial Completion Date in the Construction Change Directive it issues to the Contractor. If the Contractor does not agree with such proposed adjustment, then any such adjustment in the Schedule shall be determined in accordance with the dispute resolution provisions in this Agreement.

     (b) Upon receipt of the Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved. When adjustments in the Guaranteed Maximum Price and the Schedule are determined as provided in this Section 1.7.5, such determination shall be effective immediately and shall be recorded by execution of a Change Order.

1.                    Necessity  for  Prior  Written  Authorization.  Contractor
                      ---------------------------------------------
waives any right to compensation for any Change in the Work or any extra work performed without prior written authorization or written direction from Owner. If extra work was ordered by the Owner and the Contractor performed the same (but did not receive a written Change Order or Construction Change Directive), the Contractor shall be deemed to have waived any claim for extra compensation therefore.

1.                    Disputes  Reflecting  Changes  in  the Work.  If a dispute
                      -------------------------------------------
arises as to whether any task or work ordered by Owner is or is not a Change in the Work, Contractor will make known its claim to Owner in writing no later than ten (10) days following receipt of the order to undertake such work or task and, until instructed in writing by Owner to cease such task or work, will immediately comply with Owner's written instructions to perform such task or work. In the event Contractor does not inform Owner in writing within said ten
(10) days of its claim that the task or work ordered by Owner constituted a Change in the Work and its claim for an adjustment to the Guaranteed Maximum Price and/or the Schedule, Contractor shall be barred from ever asserting such a claim in the future and Contractor waives any right to thereafter request an adjustment in the Guaranteed Maximum Price or Schedule. In the event Contractor, within said ten (10) day period, informs Owner in writing of its claim that the task or work ordered by Owner constitutes a Change in the Work, Contractor shall keep written records of the labor, materials and equipment used to perform such disputed task or work and shall submit said records to Owner weekly, and the dispute between Owner and Contractor as to whether the task or work ordered by Owner is or is not a Change in the Work shall be determined pursuant to the dispute resolution provisions of this Agreement. In the event it is determined by dispute resolution that such task or work did constitute a Change in the Work, adjustments to the Guaranteed Maximum Price and the Schedule shall be determined in the manner set forth in Section 1.7.5. Notwithstanding the outcome of such determination, Contractor hereby waives any right which it might otherwise have to be compensated (and, such expenses shall not constitute Cost of the Work) for such work performed on any day for which the records specified in this Section 1.7.7 are not kept as provided herein.

1.                    Compliance  with Construction Documents.  Contractor shall
                      ---------------------------------------
not  execute  any  modifications,  changes  or  alterations  to the Construction
Documents or to the Work at the request of any person, including without limitation Contractor's Architect or any subcontractor of Contractor, unless such modification, change or alteration shall be authorized in writing by Owner as provided in this Section 1.7.

1.                    Authorized  Change  Order Signatory.  All Change Orders or
                      -----------------------------------
Construction Change Directives issued by Owner under this Agreement shall be in writing and shall only be effective if executed on behalf of Owner by Ed Reese, or by Owner's Agent executing Ed Reese's name as his attorney-in-fact, or by such other person as Ed Reese may designate from time to time by giving notice of the designation of such other person.

1.                    Restriction  on  Time  Extension.  With  respect  to  all
                      --------------------------------
Changes in the Work, Change Orders and Construction Change Directives, Contractor shall not claim any extensions to the Schedule for changes to the Work which do not affect the total duration of the Work.

A.               CONTRACTOR'S  REPRESENTATIONS

          Contractor acknowledges and hereby affirms and represents to Owner that Contractor, to the best of its ability (i) has developed a clear understanding of the Work that is to be performed by Contractor pursuant to this Agreement, (ii) will resolve and eliminate all discrepancies and ambiguities from the scope of the Work to the fullest extent and so as to ensure that no such discrepancies or ambiguities shall arise or be present in the Construction Documents, (iii) has familiarized itself with the Site and all conditions affecting said Site, and (iv) has made all other necessary inspections, sightings and investigations which Contractor, in its sole and absolute discretion, thought or deemed desirable or necessary for Contractor to represent to Owner herewith that Contractor is able to fully and completely perform its obligations under this Agreement, including without limitation, to fully and completely perform the Work within the Guaranteed Maximum Price and by the Substantial Completion Date. The preceding terms and provisions of this Section
1.8 shall not limit or restrict the Contractor's rights set forth in Section 2.6.1.

A.               "AS-BUILT"  DRAWINGS
--

1.                    Maintenance of Drawings at the Site.  During the course of
                      -----------------------------------
performing the Work, Contractor shall maintain on the Site a complete set of the Construction Documents and shall update such Construction Documents on a continuous basis to reflect "as-built" changes to the Work, the cost of such maintenance to be part of the Cost of the Work.

1.                    Mylar Drawings and "As-Built" Survey.  Contractor, as part
                      ------------------------------------
of the Cost of the Work and prior to final payment, shall transfer such "as-built" changes to the Work from the Construction Documents kept at the Site to (i) a true and complete final set of "as-built" Mylar drawings (and in electronic format), capable of being reproduced, and (ii) a complete set of an original "as-built" survey for the Site and the Project, indicating the actual location of the improvements as constructed and as situated on the Site.

                   I.     ARTICLE :  CONSTRUCTION OF THE WORK;
                    SUBSTANTIAL COMPLETION; EXCUSABLE EVENTS;
                        WORKMANSHIP; COMPLIANCE WITH LAWS

A.               SCHEDULES  AND  SUBMITTALS
--

1.                    The  Schedule.  Attached to this Agreement as Exhibit E is
                      -------------
a critical path method schedule for the performance of the Work by the Contractor (the "Schedule"). Without altering, modifying or otherwise revising the Substantial Completion Date, the Contractor shall, on a monthly basis, submit an updated Schedule to the Owner for the Owner's review and comment. Contractor agrees to be bound by the Schedule and to perform all Work in strict compliance with the Schedule.

1.                    Submission  of  Shop  Drawings, Details, Samples and Data.
                      ---------------------------------------------------------
Within a reasonable time following the Contractor's receipt of the Notice to Proceed, the Contractor shall prepare and make available to Owner, or Owner's Agent, at the Site for Owner's information, all shop drawings, samples, product data or other submittal information as required for the performance of the Work and thereafter shall continue to so make available for Owner's information, any amendments and modifications made thereto or any new shop drawings, samples, product data or other submittal information prepared or obtained by Contractor with respect to the Work. All items required to be made available by Contractor pursuant to this Section 2.1.2 shall be made available to Owner ten (10) business days prior to the commencement of that portion of the Work encompassed by said items and the making available of such items (and their review by Owner) shall not relieve Contractor from responsibility for errors and omissions in the drawings, samples, product data or other submittals made available.

1.                    Material  Purchasing Schedule.  Upon the request of Owner,
                      -----------------------------
Contractor shall prepare a material purchasing schedule, and update it monthly or otherwise as mutually agreed to by Contractor and Owner, or Owner's Agent, of all equipment and materials to be furnished and incorporated into the Work by Contractor, giving the following information: (i) identification of the item;
(ii) date and amount of purchase; (iii) manufacturer and manufacturer's location; (iv) shipping date; (v) current status of manufacture; and (vi) date delivery is due at Site. Contractor shall adhere to and comply with the approved material purchasing schedule in undertaking the Work.

1.                    Information  as  to  Progress  of Work.  Contractor agrees
                      --------------------------------------
that it shall keep Owner continually informed as to the progress of the Work and, upon its own initiative, shall confer with Owner and shall plan and execute the Work in a coordinated sequence so as to insure the timely and efficient completion of the Work. Contractor shall notify Owner when portions of its Work are Substantially Complete or ready for any required inspection.

1.                    Revisions  to  Schedule Due to Owner's Suspension of Work.
                      ---------------------------------------------------------
If Owner decides to suspend the Work in order to accommodate its own interests, Contractor shall, upon receipt of written notice from Owner or Owner's Agent, immediately discontinue further progress of the Work until such time as Owner advises Contractor in writing to resume, which Contractor shall promptly do upon receipt of such written notice from Owner. In the event the suspension in the Work was for a period of seven (7) days or less, Contractor hereby releases and discharges Owner from any liability for damages or expenses of whatever kind or nature whatsoever which may be caused to or sustained by Contractor by reason of such suspension in the Work so long as Owner extends the Schedule and the Substantial Completion Date for the timely performance by Contractor of the Work by a period of one weekday (excluding Saturday, Sunday, and legal holidays) for each weekday (excluding Saturday, Sunday, and legal holidays) lost on account of such Owner suspension in the Work. In the event the interruption in the prosecution of the Work was for a period longer than seven (7) days, Contractor, upon demonstrating that such delay did in fact cause an increase in the Cost of the Work, shall be entitled, in addition to an adjustment of the Schedule and the Substantial Completion Date, to an increase in the Guaranteed Maximum Price in the manner set forth in Section 1.7.5.

A.               TIME  AND  PROSECUTION  OF  WORK
--

1.                    Time  of  the  Essence.  Time  is  of  the essence of this
                      ----------------------
Agreement. Contractor agrees to punctually and diligently perform all parts of the Work in accordance with the Schedule.

1.                    Notice  to Proceed.  The Owner has provided written notice
--                    ------------------
to the Contractor directing the Contractor to commence the performance of the Work (the "Notice to Proceed").

1.                    Substantial Completion.  The Contractor shall commence the
                      ----------------------
Work upon its receipt of the Notice to Proceed, and shall successfully achieve Substantial Completion of the Project on or before the Substantial Completion Date.

1.                    Owner's  Right to Direct Overtime and Multiple Shifts.  If
                      -----------------------------------------------------
Contractor is not in default under any of the provisions of the Agreement and if, in order to expedite the completion of the Work, Owner directs Contractor to work overtime or multiple shifts, Contractor shall work said overtime or multiple shifts and Owner shall pay for said overtime only the actual extra cost over the rate for regular time of said overtime. Extra cost for such overtime work shall be authorized only by Change Order or Construction Change Directive.

1.                    Owner's  Right  to  Request  Expedition.  If  at  any time
                      ---------------------------------------
Contractor becomes aware of circumstances relating to the Work that may cause a delay in the Schedule, including without limitation delays in the manufacture and/or delivery of materials or equipment, Contractor shall immediately give written notice of such circumstances to Owner or Owner's Agent. Upon receipt of such notice, the Owner may direct the Contractor to exert its best efforts, and to expedite any matters, so as to avoid any such delay in the Schedule.

1.                    Owner's  Right  to Require Additional Labor.  In the event
                      -------------------------------------------
the  Contractor  should:

          (a) fail or refuse to prosecute the Work in strict accordance with the Schedule, or

          (b)     fail  or  refuse  to  supply  sufficient  skilled  workmen, or

          (c) fail to cause materials or equipment to be delivered to the Site in accordance with the material purchasing schedule, or

          (d) fail to commence, perform, finish or deliver different parts of the Work in accordance with the Schedule, or

          (e)     otherwise  default  in  its  obligations under this Agreement,

then Owner, in addition to any other rights Owner may have under this Agreement, upon seven (7) days prior written notice to Contractor, shall have the right to require Contractor to furnish additional labor and to expedite materials and equipment and, if such additional labor is not available, Owner shall have the right to require Contractor to work overtime or multiple shifts (and/or weekends and holidays) to such an extent as will be sufficient in the opinion of Owner, to expedite and complete the Work in accordance with the Schedule.

A.               SUBSTANTIAL  COMPLETION  OF  WORK
--

1.                    Definition of Substantial Completion.  For the purposes of
                      ------------------------------------
this Agreement, the terms "Substantially Completed", "Substantially Complete" and "Substantial Completion", when applied to the Project, shall be deemed to have occurred upon the latest to occur of the following events:

               (i) The Project is sufficiently complete such that it is ready for occupancy, utilization and continuous commercial operation for the uses and purposes intended, subject to minor punch list items (the noncompletion of which does not interfere with the occupancy, use or continuous commercial operation of the Project);

               (ii) Certificates of occupancy have been issued by the appropriate Governmental Authorities for the Project; and

               (iii) Receipt by Owner of a certificate of substantial completion from Contractor's Architect certifying that all Work as to the Project has been completed in accordance with the Construction Documents, subject only to the completion of minor punch list items.

1.                    Further  Conditions on Substantial Completion.  Contractor
                      ---------------------------------------------
hereby acknowledges its agreement and understanding that Substantial Completion of the Project shall in any event require that all systems reasonably necessary for the operation of the Project shall be installed and fully operational, including but not limited to, heating, ventilating, air conditioning, life safety, systems controls, fire sprinkler, vertical transportation, electrical and plumbing.

A.               DELAYED/EARLY  COMPLETION
--

1.                    Liquidated  Damages.  Contractor  expressly  acknowledges
                      -------------------
that Owner will incur substantial costs, lost revenues and damages for each day that Substantial Completion of the Project is delayed, including but not limited to, lack of hotel revenues, personnel and administrative costs, loss of profits, loss of goodwill, loss of market position, and other direct and indirect losses. In view of the difficulty or impossibility of determining what Owner's damages will be should Contractor fail to achieve Substantial Completion of the Project on or before the Substantial Completion Date, Contractor agrees to pay Owner as liquidated damages, and not as a penalty, the following amounts: For each day Substantial Completion of the Project is delayed beyond the Substantial Completion Date, the sum of:

-     $0.00  per  day  for  the  first  twenty-two  (22)  days  of  delay;  and

- $10,000 per day for any days of delay after such initial twenty-two (22) day period.

No liquidated damages due from the Contractor shall constitute a Cost of the Work. Contractor hereby specifically acknowledges that it has reviewed together with Owner all the aspects of Owner's damages, and agrees, represents and confirms that the daily liquidated damage amounts provided herein represents Owner's and Contractor's best estimate of a realistic and accurate daily damage to Owner in the event of Contractor's failure to Substantially Complete the Project as provided in the Schedule. The preceding liquidated damages, if any, shall be due and payable by the Contractor upon demand by the Owner.
1.                    Early  Completion Incentive. Conversely, if the Contractor
                      ---------------------------
achieves Substantial Completion of the Project prior to the Substantial Completion Date, the Owner shall pay the Contractor an incentive fee as follows:
For each day Substantial Completion of the Project precedes the Substantial Completion Date, the sum of:

- $0.00 per day for the first twenty-two (22) days which precede the Substantial Completion Date; and

- $10,000 per day for each day which precedes the twenty-two (22) days before the Substantial Completion Date.

The preceding incentive fees, if any, shall be paid with the final payment to the Contractor.

A.               EXCUSABLE  EVENTS
--

1.                    Adjustments  in  Schedule  Because  of  Excusable  Event.
                      --------------------------------------------------------
Except as otherwise specifically provided in this Agreement or as a result of Changes in the Work as permitted in Section 1.7 of this Agreement, an extension in the Substantial Completion Date shall only be granted under the following circumstances: (a) a delay occurs in the progress of the Work as a result of an Excusable Event, and (b) the Contractor has complied with the terms and conditions of the following clauses:

(a) The Contractor, within seven (7) days of the date upon which the Contractor has knowledge of the Excusable Event, notifies the Owner, in writing, of the cause of the event and the approximate number of days the Contractor expects to be delayed as a result of such event; and the Contractor makes a request for an extension of time to the Owner, in writing, within seven (7) days after the cessation of the Excusable Event specifying the number of days the Contractor believes that its activities were in fact delayed as a result of the event;

(b) The Contractor can demonstrate, to the reasonable satisfaction of the Owner, that the activity claimed to have been delayed was in fact delayed by the Excusable Event, and that the delay in such activity will result in a delay in Substantial Completion of the Project beyond the Substantial Completion Date; and

(c) The initial notice provided by the Contractor under Clause (a) above describes the efforts of the Contractor that have been (or are going to be) undertaken by the Contractor to overcome or remove the Excusable Event and to minimize the potential adverse effect on the time for performance of the Work resulting from such Excusable Event.

Compliance with this Section is a condition precedent to receipt of an extension in the Substantial Completion Date. In the event of a failure to comply with this Section, the Contractor shall not be entitled to an extension of time. Upon satisfaction by the Contractor of the terms and conditions in the preceding clauses, the Owner and the Contractor will use good faith efforts to agree on the extent to which the Work has been delayed on account of any such Excusable Event. Once the parties have mutually agreed as to the extent of such delay, they shall enter into a Change Order reflecting their agreement as to the adjustment in the Schedule and the Substantial Completion Date.

1.                    Adjustments  in  Guaranteed  Maximum  Price  Because  of
                      --------------------------------------------------------
Excusable Event.  Except as otherwise specifically provided in this Agreement or
       --------
as a result of changes in the Work as permitted in Section 1.7 of this Agreement, an increase in the Guaranteed Maximum Price shall only be granted under the following circumstances: (a) a demonstrable increase in the Contractor's cost of performing the Work results from the occurrence of an Excusable Event which is identified in Section 2.5.3.1, 2.5.3.4 or 2.5.3.5, and
(b) the Contractor has complied with the terms and conditions of the following clauses:

(a) The Contractor, within seven (7) days of the date upon which the Contractor has knowledge of the Excusable Event, notifies the Owner, in writing, of the cause of the event and the approximate additional costs the Contractor will incur as a result of such event; and the Contractor makes a request for an increase in the Guaranteed Maximum Price to the Owner, in writing, within seven
(7) days after the cessation of such Excusable Event specifying the additional cost the Contractor believes it incurred as a result of such event;

(b) The Contractor can demonstrate, to the reasonable satisfaction of the Owner, that the Excusable Event did in fact cause an increase in the Contractor's cost of performing the Work; and

(c) The initial notice provided by the Contractor under Clause (a) above describes the efforts of the Contractor that have been (or are going to be) undertaken by the Contractor to overcome or remove the Excusable Event and to minimize the potential adverse effect on the cost for performance of the Work resulting from such Excusable Event.

Compliance with this Section is a condition precedent to receipt of an increase in the Guaranteed Maximum Price. In the event of a failure to comply with this Section, the Contractor shall not be entitled to an increase in the Guaranteed Maximum Price. Upon satisfaction by the Contractor of the terms and conditions in the preceding clauses, the Owner and the Contractor will use good faith efforts to agree on the extent to which the Contractor's costs for performing the Work have been increased as a result of any such Excusable Event. Once the parties have mutually agreed as to the Contractor's increased costs, they shall enter into a Change Order reflecting their agreement as to the adjustment in the Guaranteed Maximum Price.

1.                    Excusable  Events  Defined.  The  occurrence of any of the
                      --------------------------
following  events  shall  constitute  an  "Excusable  Event":

a) Delays resulting from the acts or omissions of the Owner, to the extent such delays arise from circumstances beyond the reasonable control and without the fault or negligence of the Contractor, its subcontractors or other persons for whom either may be liable;

a) Any of the following acts, events, conditions or occurrences to the extent that the same are beyond the Contractor's reasonable control, which could not have been either foreseen or avoided by the exercise of due diligence, and which has an adverse effect on the Contractor's ability to perform its obligations hereunder: acts of God, fires, explosions, floods, earthquakes, tornadoes, epidemics, civil disturbances, war, riots, sabotage, restraints or injunctions issued by a Governmental Authority, nationwide strikes or labor disputes, and the City of Black Hawk's failure or delay in issuing, or its revocation of, permits required for the performance of the Work (a "Force Majeure Event");

a) The discovery of any Pre-Existing Hazardous Substance at the Site;

a)                         The  occurrence  of  a  Change  in  Law;

a) The discovery of any Unforeseeable Conditions at the Site as described in Section 2.6.1(b); and

a) Delays resulting from the occurrence of an Extreme Weather Day; provided, however, no adjustment in the Substantial Completion Date shall be permitted until fifteen (15) Extreme Weather Days which actually delayed the Work have occurred (it being expressly agreed by the Contractor that all delays arising from the occurrence of such initial fifteen (15) days shall be borne by the Contractor alone).

1.                    Rights Limited.  The rights and remedies set forth in this
                      --------------
Section 2.5 shall be the Contractor's sole and exclusive rights and remedies in the event of an occurrence of an Excusable Event, and the Contractor hereby waives all other rights and remedies at law and/or in equity that it might otherwise have against the Owner on account of an Excusable Event.

1.                    Contractor's Acknowledgment of Extreme Weather Conditions.
                      ---------------------------------------------------------
Contractor recognizes and acknowledges that the Work is to be conducted in a mountainous region of Colorado where extremes in all forms of weather, temperature and precipitation can be reasonably expected, and that Contractor has taken into account the possibility of such extremes in weather, temperature and precipitation in agreeing to the Guaranteed Maximum Price, Schedule and Substantial Completion Date. Therefore, the Contractor shall not be entitled to an adjustment in the Guaranteed Maximum Price as a result of weather conditions, and shall only be entitled to a Schedule adjustment for weather conditions to the extent expressly permitted in Sections 2.5.1 and 2.5.3.

A.               WORKMANSHIP  AND  PERFORMANCE  OF  WORK
--

1.                    Site  Conditions.  (a)  The  Contractor agrees that it has
                      ----------------
satisfied itself as to what the Contractor anticipates will be the character, quality and quantity of surface and subsurface materials or obstacles that may be encountered by the Contractor at the Site, and that the entire cost risk of such matters (as well as any concealed, latent or unknown conditions) shall be borne by the Contractor as part of the Guaranteed Maximum Price and that the Contractor shall not be entitled to an extension in the Substantial Completion Date as a result of the same. In furtherance of the foregoing, the Contractor agrees that it shall have no claim for any increase in the Guaranteed Maximum Price, or any extension in the Substantial Completion Date, in the event that soil, surface or subsurface conditions which differ from what had been anticipated by the Contractor, or concealed, unknown or latent conditions, are encountered or discovered at the Site in the performance of the Work. Notwithstanding the foregoing, the responsibility for remediating any Pre-Existing Hazardous Substances which are encountered at the Site shall be as provided in Section 16.1.

     (b)  Notwithstanding  anything  to  the contrary contained in the preceding
Section 2.6.1(a), if the Contractor encounters conditions at the Site which are concealed physical conditions which the Contractor reasonably believes are Unforeseeable Conditions, then notice by the Contractor as to the same shall be given to the Owner. If the Owner and the Contractor thereafter mutually determine that such concealed physical conditions are in fact Unforeseeable Conditions, then the Contractor will be entitled to seek an equitable adjustment in the Guaranteed Maximum Price or the Substantial Completion Date, or both, as provided in Section 2.5.

1.                    Local  Conditions.  The  Contractor represents that it has
                      -----------------
taken steps reasonably necessary to ascertain the nature and location of the Work, and that it has investigated and satis-fied itself as to the general and local conditions which can affect the Site and/or the performance of the Work, including but not limited to (1) conditions bearing upon transportation, disposal, handling, and storage of materials and equipment; (2) the availability of labor, water, electric power, and roads; (3) uncertainties of weather at the Site; and (4) the character of equipment and facilities needed preliminary to and during the performance of the Work. Any failure by the Contractor to take the actions described and acknowledged in this Section will not relieve the Contractor from responsibility for estimating properly the difficulty and cost of successfully performing the Work, or for proceeding to successfully perform the Work without additional expense to the Owner; provided, however, the terms and provisions of this Section shall not be construed to limit or restrict the Contractor's rights set forth in the preceding Section 2.6.1(b) regarding Unforeseeable Conditions. Notwithstanding the foregoing, the responsibility for remediating any Pre-Existing Hazardous Substances which are encountered at the Site shall be as provided in Section 16.1.

1.                    Contractor's Responsibility for Proper Layout.  Contractor
                      ---------------------------------------------
shall be strictly responsible for the proper layout, location, performance, and accuracy of the lines and levels required for the proper performance of the Work and for any loss or damage to the Owner resulting from the Contractor's failure to set out or perform the Work correctly and coordinate its work with the Work of others. Contractor shall so lay out and perform the Work such that actual final conditions and details result in alignment of finish surfaces in accordance with the Construction Documents.

1.                    Contractor's Workmanship Standard.  Every part of the Work
                      ---------------------------------
shall be executed by Contractor in strict accordance with the provisions of this Agreement and in a thorough, sound, workmanlike manner and in accordance with the highest construction industry standards. All material and equipment used in the Work shall be furnished in ample quantities to facilitate the proper and expeditious execution of the Work and shall be new and the best of their respective kinds, except such materials as may be expressly and specifically provided for in the Construction Documents to be otherwise.

1.                    Contractor's  Work  in  Areas  Prepared  by  Others.  With
                      ---------------------------------------------------
respect to any portion of the Work which requires tasks or functions to be performed on areas constructed or prepared by others, or which includes installation of materials or equipment furnished by others, Contractor hereby agrees that use of such items or commencement of the Work by Contractor on such areas shall be deemed to be and constitute acceptance thereof by Contractor, and Contractor hereby agrees that it shall be responsible and liable for any loss, expense or damage attributable to such areas or items, and agrees to protect such areas, and to inventory, handle, store and install such items with such skill and less care as to insure compliance with this Agreement.

1.                    Owner's  Inspection  Rights.  Contractor  shall  make  all
                      ---------------------------
arrangements necessary for the inspection by Owner of materials at the Site, or at shops, or at any place where materials required for the performance of the Work may be in storage or in the course of preparation, process, manufacture or treatment. Contractor shall furnish to Owner, as often as requested, full reports of the progress of the Work at any place where materials may be in the course of preparation, process or manufacture, in such detail as may be required by Owner, including any purchase orders, schedules, plans, drawings, or diagrams utilized in the course of preparation, process or manufacture of such materials.

1.                    Storage  on  Site.  Contractor  shall  provide, locate and
                      -----------------
relocate and/or maintain adequate sheds and/or tool boxes on the Site as may be reasonably designated by Owner. Owner shall not be responsible for any of Contractor's (or its subcontractors' or materialmen's) clothing, tools, materials, equipment or other items lost, damaged, stolen or destroyed at the Site or elsewhere, it being the agreement of the parties hereto that all preparation for the Work, including without limitation, the delivery of material to the Site, shall be at the risk of Contractor alone and Contractor shall assume the risk for all loss occasioned by fire, theft, mysterious disappearance or other damage to such items, except to the extent such loss is compensated by insurance required to be provided by the Owner pursuant to this Agreement.

1.                    Owner's  Access  to  the  Work.  Owner,  any  Governmental
                      ------------------------------
Authority, or any other party designated by Owner shall, at all times, have access to the Work wherever it is in preparation or progress, and Contractor shall provide sufficient, safe and proper facilities reasonably needed for such access and for inspection by such parties.
2.                    Rejected  Workmanship  and  Material  During Construction.
                      ---------------------------------------------------------
Owner and any Governmental Authority shall have the right to reject materials, equipment, fixtures, furniture, workmanship or other Work, including without limitation, architectural and engineering work, which are defective or not in conformity with this Agreement and to require their correction. Rejected workmanship shall be satisfactorily corrected and rejected materials shall be satisfactorily replaced with proper materials. The cost of such rejected workmanship and its correction and the cost of such rejected materials shall be borne by Contractor from its own funds and shall not constitute Cost of the Work. If Contractor does not commence to correct such defective workmanship or replace the rejected materials within five (5) days, Owner may, without prejudice to any other rights or remedies the Owner may have under this Agreement, correct such deficiencies and deduct an amount equal to the expenditures incurred by the Owner in doing so from amounts due to the Contractor.

1.                    Removal  or  Tearing  Out  Work  to Inspect.  Should it be
                      -------------------------------------------
considered necessary or advisable by Owner or any Governmental Authority to make an examination of the Work already completed by the Contractor by removing or tearing out same, Contractor shall, upon request, promptly furnish all necessary facilities, labor and materials therefor. If such Work is found to be defective or nonconforming in any material respect, Contractor shall bear all the expenses of such examination and of satisfactory reconstruction from its own funds and such expenses shall not constitute Cost of the Work. If, however, such Work is found to meet the requirements of this Agreement, Contractor shall be compensated for such examination and replacement by an equitable adjustment (if one is appropriate or necessary) in the Guaranteed Maximum Price and the Schedule by means of a Change Order.

1.                    Responsibility.  The  Contractor  shall  be responsible to
                      --------------
the Owner for acts and omissions of the Contractor, subcontractors, subsubcontractors, architects, engineers, suppliers and their respective agents and employees, and any other persons performing portions of the Work.

1.                    Control.  The  Contractor  shall be solely responsible for
                      -------
and shall have control over all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work.

1.                    Use  of Site.  The Contractor shall confine its operations
                      ------------
at the Site to areas permitted by laws, ordinances, rules, permits and this Agreement, and shall not unreasonably encumber the Site with materials, equipment or similar items.

1.                 Cutting  & Patching.  The Contractor shall be responsible for
                   -------------------
all cutting, fitting and patching which is required to complete the Work or to make its parts fit together properly. It is the intent of this Agreement that all areas requiring cutting, fitting and patching shall be restored to a completely finished condition.

A.               COMPLIANCE  WITH  FEDERAL,  STATE  AND  LOCAL  LAWS
--

1.                    Taxes.  The  Contractor  shall pay all sales, value added,
                      -----
consumer, use, excise and other taxes, duties and tariffs (whether direct or indirect) relating to, or incurred in connection with, the performance of the Work, including, without limitation, all duties, tariffs and taxes (whether foreign or otherwise) related to the import/export of machinery, equipment, materials and supplies utilized in the performance of the Work. Notwithstanding the foregoing, any use tax imposed by the City of Black Hawk, Colorado in relation to the performance of the Work shall be borne by the Owner, and shall be paid directly to the City by the Owner upon submission of an invoice and other supporting documentation from the Contractor.

1.                    Legal  Requirements.  The  Contractor  shall  comply,  and
                      -------------------
shall cause its subcontractors, sub-subcontractors and others performing portions of the Work to comply, with all existing and future Laws, permits, licenses and approvals which are applicable to the Work, the Project and/or the Site, and shall give all notices pertaining thereto.

1.                    Permits and Licenses.  The Contractor shall secure and pay
                      --------------------
for any and all permits, licenses, governmental fees, inspections, certifications, authorizations and approvals necessary for the proper execution and completion of the Work, including, without limitation, building permits and certificates of occupancy. Notwithstanding the foregoing, the Owner shall secure and/or pay for those permits and licenses set forth on Exhibit F attached hereto.

1.                    Building  Inspections.  Contractor  shall  promptly notify
                      ---------------------
the respective regulatory departments or official bodies when any portion of the Work is ready for inspection and Contractor shall, at once, undertake all tasks required to obtain approvals of such Work, to remove any violations therefrom or to comply with such inspections, without any additional charge to Owner.

1.                    Corrections  of  Legal  Violations.  Upon  discovering  or
                      ----------------------------------
being advised that any portion of the Work is or may be in violation of any Laws, Contractor shall immediately notify the Owner in writing and shall immediately correct such violation. The cost of such corrective work shall be made from Contractor's own funds, and such costs and expenses shall not constitute Cost of the Work. Owner after giving Contractor written notice and five (5) days to cure the problem, shall have the right to make all required payments to correct such violations, and any monies expended by the Owner in correcting such violations may be deducted from payments due to the Contractor.

1.                    Ownership  of  Design  Documents.  The  Construction
                      --------------------------------
Documents, and any other drawings, specifications, designs, plans and other documents, prepared by or on behalf of the Owner, the Contractor's Architect and/or the Contractor shall be deemed the property of the Owner. Neither the Contractor, nor the Contractor's Architect or any other party, shall own or claim a copyright in such documents, and the Owner shall be deemed the author of them and will retain all common law, statutory and other proprietary rights, in addition to the copyright. All copies of them shall be returned or suitably accounted for to the Owner upon completion of the Project. The preceding documents and copies thereof are to be used by the Owner solely with respect to the completion of the Project or for any additions, improvements, changes or alterations to the Project after its completion; provided, however, the Owner shall indemnify the Contractor and the Contractor's Architect from any liability which may arise from the misuse or incorrect use of such documents by the Owner. Such documents are not to be used by the Contractor or the Contractor's Architect on other projects or for any other purpose without the prior written consent of the Owner. The Contractor is granted a limited license to use and reproduce applicable portions of such documents appropriate to and for use in the performance of the Contractor's services under this Agreement. Submittal or distribution to meet official regulatory requirements in connection with this Project is not to be construed as publication in derogation of the Owner's copyright or other reserved rights.

1.                    Patents  and  Other  Proprietary  Rights.  The  Contractor
                      ----------------------------------------
shall pay all royalties and other fees for any patents, trademarks, copyrights or other proprietary rights necessary for the execution and completion of the Work. The Contractor shall indemnify, defend and hold harmless the Owner from and against any and all losses, damages or expenses, including, without limitation, court costs and reasonable attorneys' fees, arising or resulting from any claim or legal action that any materials, supplies, equipment, processes or other portions of the Work furnished by the Contractor under this Agreement constitutes an infringement of any patent, trademark, copyright or other proprietary rights. If any such item is held to constitute an infringement, and the use of such item is enjoined, the Contractor shall, at its own expense, either procure the right to use the infringing item, or replace the same with a substantially equal but non-infringing item, or modify the same to be non-infringing, provided that any substitute or modified item shall meet all the requirements and be subject to all the provisions of this Agreement. The terms and provisions of this Section shall survive the termination or expiration of this Agreement.

A.               CONTRACTOR'S  SUBCONTRACTORS
--

1.                    Bidding  Process.  In  relation to its subcontracting, the
                      ----------------
Contractor agrees as follows: (i) no construction trade related to the Work shall be performed unless and until such construction trade has been submitted to a competitive bidding process whereby no less than three (3) bona-fide bidders participate in the bidding for such trade, (ii) all such construction trades shall be awarded to the lowest bidder, and (iii) unless otherwise permitted in writing by Owner, all subcontracts awarded by the Contractor for the Work shall be written on a "lump sum basis" and not on a "cost plus", "cost
                                                     ---
of the work" or "reimbursable" basis. Notwithstanding the foregoing or anything to the contrary contained in this Section 2.8, the parties hereby agree as follows:

     (i) The Contractor's Architect shall perform all professional architectural services required under this Agreement, provided the subcontract between Contractor and the Contractor's Architect shall be subject to the Owner's prior written approval;

     (ii) The Subcontractors already selected by the Contractor and listed on Exhibit H attached hereto shall perform the services described therein, provided the subcontracts between Contractor and such subcontractors shall be subject to the Owner's prior written approval;

     (iii) The Contractor may be a participant in the bidding for any construction trade; provided (a) the Contractor may not perform any such trade work unless it submitted the lowest bid, (b) the Contractor's bid must be on a lump sum basis and must be submitted to the Owner one (1) business day prior to the date its competitors' bids are due, and (c) if the Contractor is awarded any such work because it submitted the lowest bid, the Contractor shall perform all work outlined in its proposal for an amount equivalent to its lump sum bid and shall not charge the Owner for any such work as a Cost of the Work (other than as a Cost of the Work which is payment toward the Contractor's lump sum bid); and

     (iv) No affiliate of the Contractor shall be deemed a bona-fide bidder for purposes of the foregoing bidding process.

1.                    Identification  of  Subcontractors.  Each  month  the
                      ----------------------------------
Contractor shall furnish to Owner for Owner's approval, which approval shall not be unreasonably withheld, an updated Exhibit H, which shall include not only already-approved Subcontractors but also all architects, engineers, consultants, purchasing agents, material suppliers or other subcontractors selected during the preceding month by Contractor pursuant to the foregoing bidding process to perform the Work. Owner will give Contractor written notice of rejection of any such architect, engineer, consultant, purchasing agent, material supplier or other subcontractor unacceptable to Owner within seven business days. Contractor shall not permit any such architect, engineer, consultant, purchasing agent, material supplier or other subcontractor which either did not appear on such initial list or was rejected by Owner to perform any of the Work without obtaining Owner's prior written approval. In the event Owner has not rejected such architect, engineer, consultant, purchasing agent, material supplier or other subcontractor, such architect, engineer, consultant, purchasing agent, material supplier or other subcontractor may be used by Contractor in accordance with the terms of this Agreement, to perform any such portion of the Work such architect, engineer, consultant, purchasing agent, material supplier or other subcontractor is qualified to perform.

1.                    Rejection  by Owner of Subcontractors.  In the event Owner
                      -------------------------------------
rejects an architect, engineer, consultant, purchasing agent, material supplier or other subcontractor as Owner is permitted to do herein, and if, as a result of such rejection, Contractor is required to accept an architect, engineer, consultant, purchasing agent, material supplier or other subcontractor whose subcontract amount differs from that of the rejected one, the difference in cost occasioned by such rejection shall result in an increase or decrease in the Guaranteed Maximum Price pursuant to a Change Order. Once approved by Owner, Contractor shall make no substitution for any architect, engineer, consultant, purchasing agent, material supplier or other subcontractor previously approved by Owner for a specified portion of the Work unless such substitution is again approved by Owner. Contractor shall require all architects, engineers, consultants, purchasing agents, material suppliers and other subcontractors to be bound by and comply with the provisions of this Agreement which relate to their scope, quality and the schedule of performance of the Work in the same manner that Contractor is bound to Owner hereunder.
2.                    Liquidated  Damages In Subcontracts.  Contractor shall use
                      -----------------------------------
its best efforts to require all subcontracts and purchase orders to include liquidated damage provisions, providing for liquidated damages in an amount proportionate to the cost of the Work to be performed by any such party relative to the Guaranteed Maximum Price.

1.                    Contingent  Assignment.  Each  subcontract agreement for a
                      ----------------------
portion of the Work is hereby assigned by the Contractor to the Owner provided that:

               1. the assignment is effective only after termination for cause of this Agreement by the Owner pursuant to the terms hereof, and only for those subcontract agreements which the Owner accepts by notifying the subcontractor in writing; and

          2. the assignment is subject to the prior rights of the surety or sureties, if any, obligated under bonds relating to this Agreement.

The Contractor shall provide in each subcontract that upon termination of this Agreement by reason of a default by the Contractor hereunder, at the option of the Owner and subject to the preceding terms, all of the rights of the Contractor under the subcontract shall be assigned to the Owner and the subcontractor shall perform its duties and obligations thereunder, provided the Owner makes payment on the amounts due thereunder as and when due and payable, less such amounts as theretofore paid by the Owner to the Contractor applicable to the subcontract. The Contractor shall execute and deliver to the Owner any instruments reasonably required by the Owner to confirm and evidence any of the preceding contingent assignments. The Contractor shall also make available for the Owner's inspection true and correct copies of the executed subcontracts during regular business hours.

A.               LABOR
--

1.                    Contractor's  Duty  to  Staff  the Work.  Contractor shall
                      ---------------------------------------
supply and cause its subcontractors to supply a sufficient and adequate number of properly skilled workmen and competent supervisors to insure the prompt and efficient performance of the Work.

1.                    Owner's  Approval  of Labor Force.  Employment of labor by
                      ---------------------------------
Contractor shall be undertaken under conditions which are satisfactory to Owner. Contractor shall remove, or cause to have removed, from the Site, any employee or employees who are considered unsatisfactory by Owner, in its reasonable discretion, provided that such removal is not in violation of EEOC rules and regulations or any labor contact relating to construction of the Project.

1.                    Notice  of  Occurrence  With  Respect  to  Employees.
                      ----------------------------------------------------
Contractor shall give to Owner oral notice, immediately after Contractor has knowledge thereof, of any occurrence, on the Site or otherwise, resulting in (i) bodily injury or death or (ii) property damage. Said oral notice shall be followed by written notice from Contractor to Owner of said occurrence within five business days of the giving of oral notice. Contractor shall notify the local police of any occurrence requiring an official police record. The notice of Contractor to Owner should indicate whether the police were notified and, if so, the number of the police report, if available or if obtainable.

A.     MAINTENANCE  OF  THE  SITE  AND  PROTECTION  OF  PERSONS  AND  PROPERTY
--

1.                    Safety
--                    ------

a)                         Safety Programs.  The Contractor shall be responsible
                           ---------------
for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of this Agreement, including, without limitation, appropriate precautions and programs for areas in and around the Site.

a)                         Applicable  Laws.  The  Contractor shall give notices
                           ----------------
and comply with all applicable Laws bearing on the safety of persons or property or their protection from damage, injury or loss, including, without limitation, the Federal Occupational Safety and Health Act.

1.                    Safety  of  Persons  and  Property.
                      ----------------------------------

a)                         Safety  Precautions.  The  Contractor  shall take all
                           -------------------
reasonable precautions for the safety of, and shall provide all reasonable protection to prevent damage, injury or loss to:

(a) employees and subcontractors or other persons performing the Work and all other persons who may be affected thereby, including, without limitation, employees, patrons, and guests of Owner's casino;

(b) the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor or subcontractors; and

(c) other property at the Site or adjacent thereto, such as buildings, trees, shrubs, lawns, walks, pavements, roadways, structures and utilities, including, without limitation, Owner's casino.

a)                         Safeguards.  The Contractor shall erect and maintain,
                           ----------
as required by existing conditions and the performance of this Agreement, all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations, and notifying owners and users of adjacent sites and utilities.

a)                         Dangerous  Materials.  When  use  or  storage  of
                           --------------------
explosives or other dangerous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities only under the supervision of properly qualified personnel.

a)                         Injury  and  Damage.  Contractor  shall  protect  the
                           -------------------
Work, employees of Owner, all hotel guests and casino patrons and all other persons from risk of death, injury or bodily harm arising out of, or in any way connected with, the Work and shall remedy all damage or loss to any property, in whole or in part, caused by or attributable to Contractor, Contractor's Architect, or any purchasing agent, subcontractor, supplier, materialman or manufacturer employed or retained by Contractor, or any other person or persons employed by them, or any of them, or anyone else for whose acts any of them may be liable.

a)                         Safety  Personnel.  The  Contractor shall designate a
                           -----------------
responsible member of the Contractor's organization at the Site whose duty shall be the prevention of accidents.

a)                         Loading.  The Contractor shall not load or permit any
                           -------
part of the construction or Site to be loaded so as to endanger the safety of persons or property.

a)                         Emergencies.  In  an  emergency  affecting  safety of
                           -----------
persons or property, the Contractor shall act, at the Contractor's discretion, to prevent threatened damages, injury or loss.

a)                         Security.  The  Contractor shall take all precautions
                           --------
and measures as may be reasonably necessary to secure the Site at all hours, including evenings, holidays and non-work hours. Such precautions may include the provision of security guards.

1.                    Placement of  Signs.  Contractor shall not place or permit
                      -------------------
its subcontractors to place any temporary or permanent signs on any portion of the Site or the Work except upon prior written authorization of Owner.

1.                    Orderly  Maintenance  of  Site.  At  all  times during the
                      ------------------------------
course of construction, Contractor shall maintain the Site in a clean, safe and orderly condition. Rubbish, waste material and surplus material shall be collected or removed by Contractor daily or more often as Owner may require. Upon completion of the Project, the Contractor shall remove from the applicable area all temporary structures, debris and waste placed or created by Contractor or resulting from the Work and shall clean all surfaces, fixtures, equipment and parts of the Work. If Contractor fails to perform a cleanup function within seven (7) days after written notification by Owner to do so, Owner may proceed with such functions as Owner adjudges necessary and in the manner Owner may deem expedient, and the Owner shall have the absolute right to deduct the cost thereof from payments due to the Contractor. Written notification by Owner to Contractor's project manager or superintendent of the required cleanup functions provided in this Section 2.10.4 shall be considered proper notice to Contractor.

1.                    Liability  for  Work in Place and on the Site.  Contractor
                      ---------------------------------------------
shall be liable for any loss or damage to any portion of the Work in place or to any equipment, machinery, apparatus, tools and materials on the Site prior to their installation. Owner shall not be obligated to protect any of the Work, said obligation being that of the Contractor.

1.                    No Unreasonable Interference with Owner's Operations.  The
                      ----------------------------------------------------
Contractor shall fully cooperate with Owner with respect to Owner's gaming and related operations in the Owner's casino, and shall perform the Work so as to minimize any unreasonable interference or conflicts with Owner and its employees, guests and casino patrons and its casino business (including utilization of parking lots and adjoining streets) and in a manner designed to accomplish and complete all Work within the Schedule. Contractor shall not commit or permit any act which will unreasonably interfere with the Owner's gaming and related operations.

1.                    Protection  of  and  No  Interference  with  Adjoining
                      ------------------------------------------------------
Properties.  Contractor  shall  not  obstruct,  or  permit  any  subcontractor,
         -
purchasing agent, employee or representative of Contractor to obstruct, any adjoining streets, and shall not allow any automobiles, trucks, trailers, construction equipment, materials or supplies belonging to Contractor or any subcontractor, purchasing agent, employee or representative of Contractor, or be parked or stored on adjoining streets in locations where parking is prohibited by any governmental entity having jurisdiction over the Work, nor shall Contractor's Work, construction equipment, or use of the adjoining streets or the Site disrupt the orderly flow of vehicles or traffic on adjoining streets or pedestrian traffic. Contractor shall not, during the course of its construction activities, interfere with, or permit any architect, subcontractor, purchasing agent, employee or representative of Contractor to interfere with, the provision of water, sewer, electricity, gas, telephone and other utility services to the Owner's casino or to adjoining or neighboring properties (except as such may be necessary in order to cause such services to be connected).

A.               USE  OF  OWNER'S  FACILITIES
--

1.                    Prohibition  of Use Without Consent.  Contractor shall not
                      -----------------------------------
use Owner's tools, materials, vehicles, equipment, labor, facilities (including sanitary facilities), hoists, elevators, scaffolding or any other property of Owner without the prior written consent of Owner. Contractor may use Owner's service elevator for stocking of floors with hotel materials and removal of trash on a scheduled basis.

1.                    Indemnification  Against  Loss.   In  the event, following
                      ------------------------------
obtaining Owner's prior written consent, Contractor shall use Owner's tools, materials, vehicles, equipment, labor, facilities (including sanitary facilities), hoists, elevators, ladders, scaffolding, or any other property of Owner, Contractor shall accept full responsibility therefor, shall reimburse Owner at a predetermined rate (said reimbursement to constitute a Cost of the Work) and shall indemnify and hold Owner harmless from any and all liability to persons or property arising out of or in connection with such use.

            I.     ARTICLE :  REPRESENTATIVES OF OWNER AND CONTRACTOR

A.               DESIGNATION  OF  OWNER'S  AGENT  AND  CONTRACTOR'S  AGENT

          Each party hereby agrees to designate, in writing, to the other party one individual (the "Agent") who shall be authorized to act on such party's behalf with respect to this Agreement and to make decisions during the course of the Work. Further, each party acknowledges its understanding that, except for Change Orders which shall be required to be executed in the manner previously provided in this Agreement, the decisions made by its Agent shall be binding on such party provided such decisions are expressed in writing and signed by such Agent. In the event Contractor receives written notification (other than a Change Order request) from any person other than the designated Owner's Agent, Contractor, prior to complying therewith, shall have the obligation to request Owner's Agent to verify in writing that such written direction binds Owner pursuant to this Agreement. The Agent of each party may be changed at any time, and from time to time, by giving written notice signed by such representative of such change to the other party. Initially, the Owner's Agent shall be:

     Edward  F.  Reese
     Isle  of  Capri  Casinos,  Inc.
     711  Dr.  Martin  Luther  King  Jr.  Boulevard
     Biloxi,  MS  39530-3848

and  the  Contractor's  Agent  shall  be:

Ed  J.  Haselden,  Pres.
Haselden  Construction  Inc.
     6950  South  Potomac  Street
     Englewood,  Colorado  80112

A.               RIGHTS  OF  OWNER'S  AGENT

          Owner's Agent shall have all the rights of access, inspection, investigation, observation and similar rights provided in this Agreement to be exercised by Owner, but Owner's Agent shall be under no obligation to visit the Site or to take any such action with respect to the Work. Further, such visits and actions, if made, shall not impose any obligations upon Owner and shall not in any way limit, reduce, diminish or otherwise qualify the obligations of Contractor hereunder or be deemed a waiver of any rights of Owner under this Agreement to object to or otherwise seek corrections in the Work not done in accordance with the Construction Documents, nor shall the making of any such action by Owner's Agent without any objection be construed as approval by Owner of any work in progress.

              I.     ARTICLE : OWNER'S RIGHT TO OUTSIDE INSPECTION

A.               RIGHT  TO  DESIGNATE

          In addition to Owner's right to designate the Owner's Agent and the rights of such Owner's Agent to have access to and inspect the Project from time to time as provided in Article 3 above, Owner shall have the additional right, but not the obligation, during the design and construction of the Work, to hire outside architects, engineers, testing agencies and laboratories, and other like parties to inspect the Work to determine whether it is being performed in accordance with the Construction Documents, and to inspect all material and equipment stored or warehoused off the Site.

A.               LIMITATION  OF  OWNER'S  LIABILITY

          Contractor's duties, liabilities or obligations pursuant to this Agreement shall not be relieved, diminished, reduced or otherwise limited by virtue of the appointment by Owner of any such outside party or the performance by such outside party of any of its duties or inspections, it also being the agreement and understanding of the parties hereto that such outside parties shall have no duty or obligation whatsoever toward Contractor.

        I.     ARTICLE :  OWNER'S RIGHT OF ENTRY AND OCCUPANCY FOLLOWING
                              SUBSTANTIAL COMPLETION

A.               RIGHT  TO  ENTER

          In addition to Owner's right of inspection throughout the period of design and construction of the Work, Owner shall have the right to enter upon and occupy the Project after the date of Substantial Completion. Following Owner's entry, and in exercising its right of occupancy, Owner shall have the right to take or cause to be taken any actions within the occupied portion of the Project deemed necessary or desirable by Owner, in Owner's total and absolute discretion, in carrying on, operating, using and occupying such portion of the Project.

A.               NO  INTERFERENCE  WITH  CONTRACTOR'S  REMAINING  WORK

          The entry and occupancy by Owner of the Project shall not be deemed an acceptance of the Work. Owner, in entering upon and occupying any portion of the Project prior to Contractor's total and final completion of all of its construction obligations with respect to the Work, shall not unreasonably or materially interfere with the remaining construction Work (it being recognized by Contractor that any entry or occupancy by Owner prior to total and final completion of the Work will have some affect on Contractor's operations on the
Site).

A.               CONSTRUCTION  MEANS  &  METHODS

          The Owner shall have no control over or charge of, and shall not be responsible for, construction means, methods, techniques, sequences or procedures, or for safety precautions or programs, in connection with the Work, all of which are the sole responsibility of the Contractor.

A.               REJECTION  OF  WORK

          The Owner shall have the right and the authority to reject Work which is defective or deficient, or which otherwise does not conform to this Agreement.

A.               OWNER'S  RIGHT  TO  STOP  THE  WORK

          If the Contractor fails to correct defective or nonconforming Work as and when required under this Agreement (including, without limitation, pursuant to Section 2.6.9), or fails to carry out the Work in accordance with this Agreement, or fails or refuses to provide a sufficient amount of properly supervised and coordinated labor, materials or equipment so as to be able to complete the Work within the Schedule, and (except in cases of emergency) such failure or refusal continues for seven (7) days after receipt of written notice from the Owner, the Owner may, by a written directive, order the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; provided, however, that the Owner will permit the cause of such stop-work order to be corrected by the Contractor. However, the right of the Owner to stop the Work shall neither give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity, nor relieve the Contractor of any of its responsibilities and obligations under or pursuant to this Agreement. In confirmation and furtherance of the foregoing, the Contractor shall not have any claim for an increase in the Guaranteed Maximum Price or a change in the Schedule due to stoppage in the Work as provided in this Section. Nothing in this Section shall limit or diminish the Owner's rights under Section 2.6.9.

A.               OWNER'S  RIGHT  TO  CARRY  OUT  THE  WORK

          If the Contractor defaults under this Agreement or neglects to carry out the Work in accordance with this Agreement and fails within a seven (7) day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, or fails within a seven (7) day period after receipt of written notice from the Owner to eliminate (or diligently commence to eliminate) the cause of any stop work order issued under Section 5.5 hereof, the Owner may, without prejudice to any other rights or remedies the Owner may have, including declaring the Contractor in default, and with or without terminating this Agreement, correct such deficiencies, and deduct an amount equal to the expenditures incurred by the Owner in so doing from amounts due or to become due to the Contractor. If the payments then or thereafter due to the Contractor are not sufficient to cover the amount of the deduction, the Contractor shall pay the difference to the Owner on demand. Nothing in this Section shall limit or diminish the Owner's rights under Section 2.6.9.
A.               OWNER'S  RIGHTS  NOT  LIMITED

          The rights and remedies provided in this Article 5 shall be in addition to, and not in limitation of, any other rights or remedies otherwise available to the Owner under this Agreement or at law and/or in equity.

A.               OWNER  APPROVALS

          The Contractor acknowledges and agrees that any review, approval, comment or evaluation by the Owner of any plans, drawings, specifications or other documents prepared by or on behalf of the Contractor shall be solely for the Owner's determining for the Owner's own satisfaction the suitability of the Project for the purposes intended therefor by the Owner, and may not be relied upon by the Contractor, its subcontractors or any other third party as a substantive review thereof. The Owner, in reviewing, approving, commenting on or evaluating any plans, drawings, specifications or other documents, shall have no responsibility or liability for the accuracy or completeness of such documents, for any defects, deficiencies or inadequacies therein or for any failure of such documents to comply with the requirements set forth in this Agreement; the responsibility for all of the foregoing matters being the sole obligation of the Contractor. In no event shall any review, approval, comment or evaluation by the Owner relieve the Contractor of any liability or responsibility under this Agreement, it being understood that the Owner is at all times ultimately relying upon the Contractor's skill, knowledge and professional training and experience in preparing any plans, drawings, specifications or other documents.

A.               OWNER  INFORMATION

          Any information or documentation provided by the Owner to the Contractor relating to the Project and/or existing conditions upon, about, beneath or adjacent to the Site, including, without limitation, any information pertaining to subsurface conditions, borings, test pits, tunnels and other conditions affecting the Site, is provided only for the convenience of the Contractor. The Owner makes no representation or warranty as to, and assumes no responsibility whatsoever with respect to, the sufficiency, completeness or accuracy of such information and makes no guarantee, either express or implied, that the conditions indicated in such information or documentation are represen-tative of those existing at the Site or existing throughout the performance of the Work, and there is no guarantee against unantici-pated or undisclosed conditions.

               I.     ARTICLE :  PUNCH LISTS AND FINAL COMPLETION

A.               PREPARATION  OF  PUNCH  LIST

          Contractor shall submit a list (a "Punch List") at the time it submits application for certificate of Substantial Completion for the Project. Owner shall have the obligation to supplement and amend such Punch List and attach such amended and supplemental Punch Lists to the certificate of Substantial Completion. Following the date the Project is Substantially Completed, Owner shall have the right to amend and supplement the Punch List, setting forth items which need completion in accordance with the Construction Documents and good workmanship. All such Punch Lists shall be submitted to Contractor as soon as practicable but in no event later than twenty (20) days following the Substantial Completion Date. Contractor agrees that as soon as reasonably possible, but in any event within thirty (30) days after receipt of any such Punch List, Contractor shall complete, or commence and diligently pursue the completion of, all of the items set forth therein. If Contractor shall fail to complete, or fail to commence and thereafter fail to diligently pursue the completion of, as the case may be, such items within the prescribed time period, Owner, after giving written notice and two (2) days to cure, shall have the right, but not the obligation, to cause such items to be completed and to deduct from any amount due Contractor the cost of completing such items.

A.               FINAL  COMPLETION

          For purposes of this Agreement, the terms "Finally Completed", "Finally Complete", and "Final Completion" shall be deemed to have occurred when
(i) all items identified on the Punch Lists have been completed, (ii) all other duties and obligations of the Contractor under this Agreement have been fully performed, and (iii) final written acceptance of the Work by Owner has occurred.

             I.     ARTICLE :  CONTRACTOR'S WARRANTY OF CONSTRUCTION

A.               WARRANTY

          Contractor hereby makes the following warranties and guarantees with respect to the Work undertaken by Contractor pursuant to this Agreement:

1.                    Warranty  with  Respect  to  Professional  Services.   All
                      ---------------------------------------------------
design, architectural, engineering and other professional services to be provided by Contractor as part of the Work shall be performed (i) by duly licensed and certified Colorado architects and engineers, (ii) with due diligence and to a generally recognized professional standard of competence, quality and technical accuracy, and (iii) in strict conformity with all the requirements of this Agreement.

1.                    Warranty  with  Respect  to  Construction  Work.  All
                      -----------------------------------------------
construction work to be provided by Contractor as part of the Work shall be constructed, supplied and installed by qualified, careful and efficient workers, performed in a good and workmanlike manner, free from defects in design, workmanship and material, and in strict conformity with the Construction Documents and with all the requirements of this Agreement.

1.                    Warranty  With  Respect  to  Materials and Equipment.  All
                      ----------------------------------------------------
materials, supplies and equipment to be furnished by Contractor in connection with the Work will be of good quality and new, free of faults, defects and deficiencies, and will be safe for its intended purpose.

1.                    Period  of  Warranty.  The  warranties  and guarantees set
                      --------------------
forth in this Section 7.1 shall survive termination or expiration of this Agreement, and shall remain in full force and effect for a period of one (1) year after the date of Substantial Completion.

A.               EXTENT  OF  WARRANTY

          If, at any time prior to the expiration of the warranty period set forth in Section 7.1.4, Owner shall discover any breach of the Contractor's warranties, the Contractor shall, upon written notice from the Owner and at Contractor's sole expense, immediately correct such failure or breach (which corrective action shall include, without limitation, the correction of the defective or nonconforming work, the removal and replacement of other portions of the Work that are necessary to be removed to gain access to the portion of the Work to be corrected, the repair or replacement of any damage caused by said defective or nonconforming work, and any necessary removal, disassembly, reinstallation, reconstruction, retesting and reinspection of any part of the
Work). Contractor shall indemnify, hold harmless, reimburse and make whole Owner for any and all other damages, costs or liabilities suffered by Owner or others to whom Owner is liable by reason of or as a result of any breach of Contractor's warranties or the failure of Contractor to promptly and properly correct same (including without limitation bodily injury, death, and property damage). All defective or nonconforming materials which Owner requires to be replaced shall be removed promptly from the Site by Contractor. All costs and expenses incurred by Contractor in correcting or replacing any defective or nonconforming work or in undertaking any of its various obligations delineated in this Section shall not constitute Cost of the Work but rather shall be undertaken by Contractor from its own funds. If Contractor fails promptly to commence correcting any nonconformity or defect as directed by Owner, Owner may correct such defect or nonconformity and charge the cost to the Contractor.


A.               NON-APPLICABILITY  OF  WARRANTY

          The obligations of Contractor's warranty shall not extend to any Owner Furnished FF&E.

A.               SURVIVAL  OF  WARRANTY

          The provisions of the warranties provided in this Article 7, together with any applicable warranties and guarantees of Contractor's subcontractors and suppliers which Contractor has agreed to assign or otherwise give to Owner pursuant to Section 7.5, shall survive inspection, approval, test and acceptance of and payment for the Work and shall run to and inure to the benefit of Owner, its successors and assigns.

A.               ASSIGNMENT  OF  WARRANTIES

          Contractor agrees to assign to Owner, or otherwise give Owner the benefit of, all warranties and guarantees which Contractor has, or to which Contractor is entitled, from Contractor's subcontractors, suppliers, materialmen and manufacturers. Owner shall have the absolute right to assign to any party, in whole or in part, or to otherwise give any party the benefit of all warranties or guarantees which Owner has or to which Owner is entitled under this Agreement without the necessity of obtaining the consent of the warranting party, and such assignment shall not in any way diminish or abrogate such warranties.

A.               MANUALS  AND  TRAINING

          Contractor shall deliver to Owner, upon the date of Substantial Completion, all operating and training manuals applicable to systems, equipment and material located in the Project and copies of the results of all tests done by Contractor or on Contractor's behalf in conjunction with the Work. Contractor also agrees to conduct two training sessions of a duration satisfactory to Owner for the Project designed to train Owner's staff in the operation and maintenance of the Project's systems following the date on which Owner enters and takes possession of the Project.

                         I.     ARTICLE :  CONTRACT SUM

A.               TOTAL  COMPENSATION

          As full and total compensation for all Work required pursuant to this Agreement, Owner will pay to Contractor the following amount (the "Contract Sum"):

1.                    Cost of the Work.  All the Cost of the Work, as such costs
                      ----------------
are  enumerated  in  this  Agreement;  and

1.                    Contractor's  Fee.  A  fixed,  lump  sum  fee  (except  as
                      -----------------
limited by the Guaranteed Maximum Price) in the amount of One Million Two Hundred Twenty-Two Thousand and No/100 Dollars ($1,222,000) (the "Contractor's Fee") for Contractor's administration of this Agreement and as total compensation for all of Contractor's home office overhead, indirect costs and profit.

A.               CONTRACTOR'S  GUARANTEED  MAXIMUM  PRICE
--

1.                    Guaranteed  Maximum  Price.  Contractor  hereby guarantees
                      --------------------------
that the sum of (i) the Cost of the Work and (ii) the Contractor's Fee shall not exceed the total dollar amount of Nineteen Million Nine Hundred Ninety Five Thousand and No/100 Dollars ($19,995,000) (the "Guaranteed Maximum Price"). Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner. The Contractor represents there are no allowances or similar arrangements applicable to or provided under this Agreement for any portion or phase of the Work and Contractor agrees not to claim that any portion or phase of the Work is covered by any allowances or similar arrangements which would permit Contractor to avoid its obligations to fully and totally complete all of the Work required to be completed by Contractor pursuant to this Agreement for an amount not in excess of the Guaranteed Maximum Price.
2.                    Owner  Furnished  FF&E  Excluded.  Contractor  and  Owner
                      --------------------------------
acknowledge and agree that Owner will provide certain furniture, fixtures and equipment (hereafter referred to as "Owner Furnished FF&E") to be incorporated into the Site which do not constitute a part of the Work, which shall not constitute Cost of Work, and which shall not be chargeable against the Guaranteed Maximum Price. Owner shall be solely responsible for furnishing and installing the Owner Furnished FF&E and shall pay all costs and expenses in connection therewith. A detailed enumeration of the Contractor supplied and installed FF&E (which is part of the Work) and the Owner Furnished FF&E is set forth in the Equipment/Material Responsibility Matrix attached hereto as Exhibit G.

A.               EXCESS  AND  SAVINGS
--

1.                    Excess  Cost Above Guaranteed Maximum Price.  In the event
                      -------------------------------------------
that the sum of the Cost of the Work and the Contractor's Fee exceeds the Guaranteed Maximum Price, such excess shall be the sole responsibility of the Contractor and the Contractor shall be obligated to fully complete the Work required to be performed by Contractor pursuant to this Agreement, regardless of cost, and to bear the full and entire burden of any costs and expenses which exceed the Guaranteed Maximum Price from its own funds and not from the funds of Owner, and Owner shall not be obligated to pay any portion of said excess above the Guaranteed Maximum Price.

1.                    Savings  Below  Guaranteed  Maximum  Price.  If, as of the
                      ------------------------------------------
date of Final Completion, the sum of the Cost of the Work and the Contractor's Fee is less than the Guaranteed Maximum Price, the amount of the savings shall accrue and inure to the benefit of the Owner and Contractor as follows:

               With respect to costs relating to furniture, fixtures and equipment ("FF&E"), the first $250,000 of savings shall accrue entirely to the Owner, with any additional savings being split 75% to the Owner and 25% to the Contractor; and

     With respect to costs other than those relating to FF&E, the first $500,000 of savings shall accrue entirely to the Owner, with any additional savings being split 50% to the Owner and 50% to the Contractor.

A.               COST  OF  THE  WORK

          The term "Cost of the Work" shall mean the costs enumerated below which were necessarily incurred in the proper performance of the Work and actually paid by the Contractor at rates not higher than the standard paid in the locality of the Work except with prior consent of the Owner, excluding (i) the items specifically denoted as not being Cost of the Work elsewhere in this Agreement, (ii) the credits enumerated in Section 8.5, (iii) the costs enumerated in Section 8.6, and (iv) any other costs which are not specifically provided in this Section 8.4.

1.                    Salaries  or  Wages.  Salaries or wages paid for all labor
                      -------------------
(including part-time senior project manager, full-time project manager, part-time accountant, project engineers, assistant superintendent, superintendent, field engineer, foremen, timekeeper and clerk, expediter, teamsters, truck drivers, mechanics, craft persons, laborers, and all others employed at the Site as "general conditions" personnel) approved by Owner as being necessary for the proper conduct of the Work and only for the time employed on the Work (excluding safety personnel); but only those in the direct employ of the Contractor and only those wages or salaries provided under an applicable collective bargaining agreement, or under a salary or wage schedule agreed upon in advance by the Owner and Contractor. All such salaries and wages shall be reasonable in light of the type and the location of work to be performed; provided, however, the parties recognize that the part-time senior project manger, the part-time MEP coordinator and the part-time accountant will work from the Contractor's home office.

1.                    Overtime  Payments.  Overtime  premium  payments  to
                      ------------------
Contractor employees where straight time salaries and wages are reimbursable as Cost of the Work.

1.                    Contractor  Self-Perform  Trade  Work.  Payments  toward
                      -------------------------------------
Contractor's lump sum bid(s) for trade work which Contractor is self-performing pursuant to the terms of this Agreement; it being understood that all such self-performed work shall be compensated through the Contractor's lump sum bid(s) and no such work shall be charged as any other Cost of the Work.

1.                    Cost  of Employee Benefits.  Cost of all employee benefits
                      --------------------------
and actual taxes incurred during the performance of the Work for such items as unemployment compensation, payroll taxes, workmen's compensation, general liability insurance, social security, safety expense, 401(k)/pension, medical insurance, training fund, vacation fund, employee bonus fund, and employee recruitment fund, insofar as such cost is based on wages, salaries, or other remuneration paid to employees of the Contractor and included in the Cost of the Work under Sections 8.4.1 through 8.4.2.

1.                    Travel  and  Subsistence  Expenses.  The  proportion  of
                      ----------------------------------
reasonable local transportation, travel and subsistence expenses of the Contractor's full time on site employees incurred while traveling in discharge of duties connected with the Work, said travel, transportation and subsistence activities to be made in accordance with Haselden Construction, Inc.'s policies.

1.                    Cost  of  Material  and  Supplies.  Cost of all structural
                      ---------------------------------
accessories, materials, supplies and equipment incorporated into the Work, including costs of transportation, storage and installation thereof, less any countercharges collected from the suppliers thereof. Storage costs may include those expenses for storing pre-cast concrete or other materials fabricated specifically for this Project.

1.                    Contractor's  Architect's  Fees.  All  architectural,
                      -------------------------------
engineering and consulting fees and expenses incurred in designing and constructing the Project and administering the Agreement and paid by Contractor to the Contractor's Architect.

1.                    Subcontractor's  Payments. Payments made by the Contractor
                      -------------------------
to subcontractors for Work performed pursuant to subcontractors under this Agreement, less any countercharges collected from such subcontractors.

1.                    Cost  of Tools, Equipment and Facilities.  Cost, including
                      ----------------------------------------
transportation, loading and unloading, demurrage, express, freight, cartage and maintenance, of all materials, supplies, equipment, temporary facilities or other structures utilized on the Site by Contractor, temporary fences, guard rails, scaffolds, barricades, safety railings, field and office equipment.

1.                    Cost  of Major Construction Equipment.  Purchase or rental
                      -------------------------------------
charges of all necessary major construction tools and equipment, exclusive of hand tools, used at the Site of the Work, whether purchased or rented from the Contractor or others; expenditures for transportation and delivery costs to and from the Site of the Work of said tools and construction equipment, loading and unloading, assembling, erecting, installing, moving and dismantling, and minor repairs and replacements during use on the Work. Rental charges for machinery and equipment rented from the Contractor or a subsidiary shall not exceed eighty-five percent (85%) of the Association of Equipment Dealers rate. Rental charges for machinery and equipment rented from a third party unrelated to Contractor shall be reimbursed at the full rate charged by the third party to Contractor.

1.                    Insurance  Premiums.  Cost  of  premiums for all insurance
                      -------------------
which the Contractor may be required to purchase and maintain pursuant to the provisions of this Agreement and any additional professional liability insurance required by Owner pursuant to this Agreement; provided that all general liability insurance shall be billed at a lump sum amount of $186,970 and all professional liability (E&O) insurance shall be billed at a lump sum amount of $42,387.

1.                    Taxes.  Sales,  use  or  similar taxes related to the Work
                      -----
and  for  which  the  Contractor  is  liable.

1.                    Fees,  Royalties  and  Deposits.  Permit  fees,  licenses,
                      -------------------------------
tests, royalties, and deposits lost for causes other than (i) the Contractor's negligence, (ii) Contractor's failure to timely make any payments or (iii) Contractor's noncompliance with its obligations pursuant to this Agreement.

1.                    Uninsurable  Losses.  Losses and expenses, not compensated
                      -------------------
by insurance, sustained by the Contractor in connection with the Work, provided they have resulted from causes other than the fault or neglect of the Contractor and so long as Contractor has totally complied with the insurance obligations imposed upon Contractor in this Agreement. Such losses shall include settlements made with the written consent and approval of the Owner.

1.                    Communication  Expenses.  Minor  expenses  such  as  long
                      -----------------------
distance telephone calls and telephone service at the Site; expressage; custom duties on materials, drawings, or Contractor's equipment; cost of telegraph charges incurred at the Site of the Work by Contractor in connection with the Work; cost of progress photographs and negatives; and similar petty cash items in connection with the Work.
2.                    General Conditions.  Cost of fuel, power, light, temporary
                      ------------------
heat, winter protection, temporary covers for openings, scheduling costs and water used during construction.

1.                    Clean-up.  Cost  of  removal  of  all  debris.
                      --------

1.                    Emergency.  Cost  incurred  due  to an emergency affecting
                      ---------
the  safety  of  persons  and  property  on  the  Site.

1.                    Other  Agreement  Cost.  Any and all other items elsewhere
                      ----------------------
in this Agreement specifically and expressly provided to be included in this Cost of Work.

1.                    Pre-Approved  Cost.  Other  costs  incurred  in  the
                      ------------------
performance of the Work if and only to the extent approved in advance in writing by the Owner.

A.               CREDITS  TO  COST  OF  THE  WORK

          Cost of the Work shall be credited with (reduced by) the following amounts:

1.                    Proceeds  of Sale. Proceeds of sales of all tools, surplus
                      -----------------
materials, construction equipment, and temporary structures which have been purchased for and charged to the Work and remaining after Final Completion, whether such sales are made to Owner, Contractor or some other party.

1.                    Discounts  and Refunds.  Trade and time discounts, rebates
                      ----------------------
and refunds or commissions allowed to or collected by Contractor from suppliers of materials or from subcontractors, together with all other refunds, returns, or credits received for return of materials or on bond or insurance premiums, or otherwise. Contractor shall notify Owner in writing of any cash discounts applicable to the Work if the amount of the discount exceeds $1,000. To the extent Owner makes timely payments to Contractor with respect to the items subject to discounts, rebates and refunds so that the funds are on deposit with and available for use by Contractor, all such savings shall accrue to the benefit of the Owner as a reduction in the Cost of the Work; provided however, that any cash discounts of $1,000 or less or which are received as a result of payment by Contractor out its own funds, shall inure to the benefit of Contractor.

1.                    Material Retained by Contractor.  Fair market value at the
                      -------------------------------
time of removal of all material, tools and equipment actually used on the Work, the purchase price for which was included in the Cost of the Work and which upon completion of the Work were retained by Contractor.

1.                    Deposits.  The  full  return  amount  of deposits made and
                      --------
charged  against  the  Work  for  which  Contractor  obtains  credit  or refund.

1.                    Proceeds of Sale of Excess Equipment.  Proceeds of sale of
                      ------------------------------------
any  of  Owner's  excess  equipment  which  are  salvageable.

A.                    COST  NOT  TO  BE  REIMBURSED

          Cost  of  the  Work  shall  not  include  any  of the following items:

1.                    Office  Personnel  Expenses.  Salaries,  expenses or other
                      ---------------------------
compensation of the Contractor's personnel at the Contractor's principal office and branch offices, except as otherwise specifically permitted in Section 8.4.

1.                    Office  Expenses.  Expenses  of the Contractor's principal
                      ----------------
and  branch  offices,  other  than  the  field  office.

1.                    Capital  Expenses.  Any  part  of the Contractor's capital
                      -----------------
expenses,  including interest on the Contractor's capital employed for the Work.

1.                    Unpermitted  Rental  Cost. Except as specifically provided
                      -------------------------
for  in  Section  8.4.10,  rental  costs  of  machinery  and  equipment.

1.                    Overhead  and  General  Expenses.  Overhead  or  general
                      --------------------------------
expenses  of  any  kind,  except  as  may  be expressly included in Section 8.4.

1.                    Warranty  and  Corrective  Work.  All  costs  and expenses
                      -------------------------------
associated  with  warranty  or  corrective  work  by  Contractor.

1.                    Preconstruction.  All  preconstruction costs and expenses.
                      ---------------

1.                    Unincluded  Items.  The  cost of any item not specifically
                      -----------------
and  expressly  included  in  the  items  described  in  Section  8.4.

1.                    Excluded  Items.  The  cost  of  any item specifically and
                      ---------------
expressly excluded from Cost of the Work in various provisions of this Agreement.

1.                    Guaranteed  Maximum  Price Excess.  Costs in excess of the
                      ---------------------------------
Guaranteed Maximum Price, if any, as such Guaranteed Maximum Price may be adjusted under this Agreement.
B.               AUDIT
--

1.                    Right  to  Conduct  Audit.  Owner  shall have the right to
                      -------------------------
conduct an audit of all payments made and costs incurred by Contractor during the term of this Agreement and for a period of three (3) years after the date of Final Completion. Contractor agrees to retain all pertinent records applicable to the Work for said period of time. If the audit indicates that any sums have been paid in error or upon erroneous applications, such sums shall be adjusted by the audit and Contractor shall pay Owner all sums shown by said audit to be due to Owner.

1.                    Imposition of Requirement on Subcontractors.  With respect
                      -------------------------------------------
to any subcontractors who entered into approved subcontracts with Contractor where the basis of compensation to the subcontractor was "guaranteed maximum price," "cost of the work" or "cost plus", the Contractor shall include in all of its subcontracts appropriate language requiring such subcontractors to comply with the provisions of this Section 8.7 requiring them to submit to an audit within three (3) years after the date of Final Completion and to retain all pertinent records as provided herein.

                    I.     ARTICLE :  PAYMENT OF COMPENSATION

A.               APPLICATIONS  FOR  PROGRESS  PAYMENTS
--

1.                    Time  of Submission.  Contractor shall prepare and present
                      -------------------
to Owner, for its approval and for payment, a monthly application for payment (each, an "Application for Payment") for the Cost of the Work incurred by Contractor for the previous thirty (30) days, which shall be given under oath of the person executing the Application of Payment. Applications for Payment shall be submitted on the last day of each calendar month and shall apply to the thirty (30) day period ending on the twenty-fifth (25th) day of such calendar month.

1.                    Contents of Application for Payment and Attachments.  Each
                      ---------------------------------------------------
Application  for  Payment  shall  contain  or  include  the  following:

a) A statement of the current Guaranteed Maximum Price, including Change Orders approved and Construction Change Directives issued;

a) The dollar percentage of completion of the Contractor's Work based on a schedule of values previously submitted to and approved by the Owner;

a) Acknowledgment of the total of all monies received on account of this Agreement to and including the payment applied for in the presented monthly Application for Payment;

a) The net amount of the Cost of the Work due for the current period, after deducting the retainage provided for under Section 9.5, except no deduction for retainage on the fees of the Contractor's Architect or its consultants;

a) A statement of any back charges and credits to which Owner is entitled;

a) A statement of any claim for charges or extras due to Contractor;

a) If required by Owner, the names of all subcontractors, suppliers and materialmen who have supplied labor, materials, equipment and services to the Site during said thirty (30) day period, together with documentation (which may include properly certified and correct invoices in duplicate) sufficient to establish the amount that is owed to them by Contractor as of the end of said period. Owner shall have the right to review at Contractor's office the addresses and telephone numbers of all names so identified by Contractor and said information, together with a repetition of the information contained in the Application for Payment, upon Owner's request, shall be provided by Contractor in a sworn statement separately from the Application for Payment within fifteen business days from the date of Owner's request;

a) Releases and lien waivers, in form and content satisfactory to Owner, from the Contractor and from all architects, consultants, laborers, materialmen and subcontractors with respect to all Work covered by the Application for Payment. The final Application for Payment shall be accompanied by final or full waivers of lien from all parties entitled to receive payment in connection with the performance of the Work. All releases and lien waivers obtained by Contractor from its architects, consultants, laborers, materialmen and subcontractors and submitted by Contractor to Owner, together with Contractor's lien waiver submitted by Contractor to Owner, with respect to all Work covered by the Application for Payment being processed by Owner may be contingent upon receipt of payment pursuant to the Application for Payment. All releases and lien waivers which contain such payment contingency and which relate to Work for which compensation has been paid by Owner to Contractor pursuant to the Application for Payment with which they were submitted shall be resubmitted without such contingency (i) with the immediately subsequent Application for Payment submitted by Contractor or (ii) within thirty (30) days following the date of payment of the Application for Payment with which they were submitted, whichever is earlier;

a) With respect to Changes in the Work, Contractor's monthly statement shall include such Work only after the procedures set forth in
Section 1.7 for incorporating the change into the Work has been complied with and shall set forth Owner's Change Order or Construction Change Directive numbers;

a) With respect to materials not yet incorporated into the Work, Contractor's monthly statement shall include such materials only to the extent such materials are (i) needed within sixty (60) days from their delivery for incorporation into the Work, purchased in order to obtain a price discount at the direction of the Owner, or if otherwise approved by Owner in its sole discretion, (ii) delivered and suitably stored at the Site or at some other bonded location agreed to in writing by Owner, and (iii) readily and specifically identified as belonging to the Work and not "commodity", "generic" or "stock" items not identified as belonging to the Work. With respect to all materials incorporated into the Work, Contractor's monthly statement shall include such materials only to the extent that the absolute ownership thereof shall have vested in Owner, and Contractor shall have furnished to Owner, if required by Owner, the contracts, bills of sale or other Agreement under which title thereto is claimed; and

a) All other information and documentation which the Owner requires in order to facilitate the Final Completion of the Work.

A.               CONTRACTOR'S  ARCHITECT  CERTIFICATE

          Contractor shall cause Contractor's Architect to issue a certificate for payment (the "Certificate for Payment") certifying (i) that the portion of the Work for which the Contractor seeks payment has been properly performed, and
(ii) that the matters set forth in Contractor's Application for Payment, and the information and documentation submitted therewith, are valid, accurate and complete; said Certificate for Payment to be forwarded to Owner together with Contractor's Application for Payment. The Certificate for Payment shall cover an inspection which was made by Contractor's Architect not more than four (4) business days prior to the date on which such Certificate for Payment is forwarded to Owner.

A.               DEDUCTIONS

          Owner shall have the right to deduct from all the amounts payable to Contractor hereunder any amounts due Owner by Contractor pursuant to any provisions of this Agreement.

A.                WITHHOLDING
--

1.                    Right  to  Withhold.  Owner  may withhold monthly progress
                      -------------------
payments, in whole or in part, in order to protect Owner from loss because of (but only to the extent of such actual or expected loss):

a) Defective Work not remedied, materials not furnished, cleanup not performed or any other noncomplying aspects of the Work;

a) Claims, levies, attachments, liens, stop notices or court orders filed, or which the Owner reasonably believes are likely to be filed, including claims covered by insurance or bonds until such claims are accepted by the insurance carrier or bond company (unless the same are caused by the Owner's failure to make payments hereunder when properly due); provided, however, as to mechanics' lien claims, if the Contractor furnishes a bond satisfactory to the Owner, no funds shall be withheld as to such claim;

a) Failure of Contractor to make payments properly and timely after receipt of Owner's payment to Contractor to its subcontractors or for labor (including customary fringe benefits), materials or equipment, transportation or shipping costs, taxes, fees or any other claims growing out of the Work;

a) A determination by Owner that the Work cannot be completed for the then remaining unpaid balance of the Guaranteed Maximum Price;

a) Damage to any portion of the Work, another contractor or to Owner;

a) Reasonable indication in Owner's opinion that the Work will not be completed in compliance with the Schedule;

a)                         Unsatisfactory prosecution of the Work by Contractor;

a) Failure to deliver to Owner insurance certificates, bonds, maintain on the Site the "as-built" drawings, provide final "as-built" drawings, survey and manuals, failure to properly train Owner's employees, failure to provide written guarantees or warranties, or failure to obtain approvals of the Work required by any authority having jurisdiction thereof;

a) Filing by or against Contractor of a petition for bankruptcy or reorganization; and

a) To the extent any liability, claims, judgements, or demands which Owner has been indemnified and saved and held harmless by Contractor under this Agreement, any money due or to become due to Contractor sufficient to compensate Owner with respect thereto.

1.                    Conditions  for  Release  of  Withheld Amounts.  The above
                      ----------------------------------------------
right of Owner to withhold monthly progress payments of Contractor (or portions thereof) shall remain in effect even though the Contractor, if requested by Owner, has posted a full payment and performance bond. When the above grounds are removed by Contractor, to the satisfaction of Owner, payments for the amounts so withheld will be made by Owner pursuant to the procedures set forth elsewhere in this Article 9. However, as a condition to resuming such payments, Owner may require that the Contractor furnish releases in a form satisfactory to Owner for all claims made under Section 9.4.1.2 and 9.4.1.3 and/or supporting invoices, receipts or other records to substantiate the amounts paid.

A.               RETAINAGE

          Owner shall have the right to retain from the gross amount requested to be paid in each Application for Payment during the term of this Agreement ten percent (10%) of both the Cost of the Work (excluding fees of the Contractor's Architect and its consultants) and the Contractor's Fee, which shall be held by Owner until such time as:

1.                    Final  Inspection.  Final  inspection  of  the Project has
                      -----------------
been  made  and  approved  by  Owner;

1.                    Achievement  of  Final  Completion.  The  Work  has  been
                      ----------------------------------
certified  and  accepted  by  Owner  as  being  Finally  Completed;  and

1.                    Remaining  Obligations.  All  other  conditions  to  final
                      ----------------------
payment  set  forth  in  this  Agreement  have  been  satisfied.

Upon completion of the preceding items, the retainage shall be released as provided in Section 9.8.
1.                    No  Further  Retainage Withheld.  Once fifty percent (50%)
                      -------------------------------
of the Cost of the Work, as adjusted by Change Order or Construction Change Directive, has been paid by Owner, and so long as (i) Owner is satisfied that Contractor is performing the Work in accordance with this Agreement, and (ii) Contractor imposes the same retainage requirements on its subcontractors, Owner shall stop withholding retainage from future payments. Owner will consider release or reduction of retainage to the early completion subcontractors.

A.               DETERMINATION  OF  PROGRESS  PAYMENTS
--

1.                    Schedule  of  Values.  Prior  to  commencing the Work, the
                      --------------------
Contractor shall submit to the Owner a "Schedule of Values" allocating the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor's Fee shall be shown as a separate line item. The Schedule of Values shall be prepared in such form, and supported by such data to substantiate its accuracy, as the Owner may require. The Schedule of Values shall be used as a basis for reviewing and approving the Contractor's Applications for Payment.

1.                    Percentage Completion. Applications for Payment shall show
                      ---------------------
the percentage of proper completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been properly completed, or (2) the percentage obtained by dividing (a) the expense which has actually been incurred by the Contractor on account of that portion of Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the Schedule of Values.

1.                    Progress  Payments.  Subject  to  the  other  terms  and
                      ------------------
provisions of this Agreement, the amount of each progress payment shall be computed as follows:

     (i) Take that portion of the Guaranteed Maximum Price properly allocable to properly completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the Schedule of Values, less the retainage specified in Section 9.5.

     (ii) Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored off-site or on-site for subsequent incorporation in the Work to the extent permitted in Section 9.1.2.10, less the retainage specified in Section 9.5.

     (iii) Add the Contractor's Fee properly allocable to properly completed Work, which shall be an amount which bears the same ratio to the total Contractor's Fee as the sum of the Cost of the Work in Sections 9.6.3(i) and 9.6.3(ii) bears to a reasonable estimate of the probable total Cost of the Work at Final Completion, less the retainage specified in Section 9.5.

     (iv)  Subtract  the  aggregate  of  previous  payments  made  by the Owner.

     (v) Subtract amounts, if any, for which the Owner has withheld or nullified payment as provided in Section 9.4 or as otherwise provided in this Agreement.

A.               PAYMENT  OF  PROGRESS  PAYMENTS

          Upon  Contractor's  compliance  with  the procedures set forth in this
Article 9 with respect to the submission of its Applications for Payment and the Certificate for Payment by the Contractor's Architect, Owner will make progress payments on account of the Cost of the Work and Contractor's Fee to Contractor within fifteen (15) days after receipt by Owner of the foregoing items, withholding therefrom pursuant to Section 9.5 the applicable retention amount and any other amount Owner is entitled to withhold pursuant to this Agreement. Contractor agrees to pay to its subcontractors, agents and consultants, within a timely period following Contractor's receipt of its progress payment from Owner, all amounts due and payable to said subcontractors, agents and consultants which were included in the Application for Payment for which Owner's progress payment related.

A.               FINAL  PAYMENT

          Final payment, constituting the retention withheld by Owner and any other sums and amounts owing to Contractor under the terms of this Agreement, shall be made by Owner to Contractor within ten (10) days after the occurrence of the matters identified in Subsection 2.3.1. If a Punch List is submitted with respect to the Project, then Contractor shall deliver, in writing, its unconditional promise to complete said Punch List items within a reasonable time thereafter, and Owner shall retain from said final payment in the event such Punch List had not been totally completed as of such time a sum equal to two hundred percent (200%) of the estimated cost of completing such Punch List items (the "Holdback Amount"). Owner will list each Punch List item separately, and Owner and Contractor shall agree on the estimated cost of completing each such Punch List item, which cost shall also be listed separately. Thereafter, Owner will pay to Contractor monthly, on the twentieth (20th) day of each month, the amount retained for each said Punch List item completed during the previous month. Notwithstanding anything to the contrary contained herein, final payment shall not become due and payable until (i) Owner has received all warranties, manuals, schematics, "as-built" drawings and such other items as are required by this Agreement or as Owner may reasonably request, (ii) all certificates of occupancy, or other approvals required of any governmental authorities have been submitted to Owner and (iii) a final accounting of the Cost of Work, and all supporting documentation requested by Owner have been submitted by the Contractor and reviewed by Owner.

A.               PAYMENT  NOT  ACCEPTANCE

          No payment made under this Agreement, nor any partial or entire use or occupancy of the Project or any portion thereof by Owner, shall be evidence that the Contractor has performed its obligations under this Agreement, either wholly or in part, nor shall such payment, use or occupancy be construed as an acceptance of Work not in accordance with this Agreement.

A.               RELEASE  OF  CLAIMS

          Acceptance of final payment by Contractor shall constitute a release and waiver by Contractor of all claims that Contractor has or may have against Owner.

A.               CONTRACTOR'S LIABILITY FOR EXCESS OVER GUARANTEED MAXIMUM PRICE

          No Application for Payment shall be submitted by Contractor to Owner and no payments shall be required to be made by Owner to Contractor for expenditures in excess of the Guaranteed Maximum Price, and Contractor shall be obligated to and shall prosecute the Work to completion and shall pay from its own funds all costs and expenses of such Work in excess of the Guaranteed Maximum Price.

A.               TITLE

          The Contractor warrants that title to all Work covered by an Application for Payment will pass to Owner no later than the time of payment. The Contractor further warrants that, by submittal of an Application for Payment, all Work for which payment has been received from Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Contractor, subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work, and that no basis exists for the filing of any such lien, claim, security interest or encumbrance. The Contractor shall indemnify, defend and hold harmless Owner from and against any loss, damage, claim, expense or cost (including, without limitation, reasonable attorneys' fees) arising out of or relating to the breach of any of the foregoing warranties.

A.               INTEREST  RATE

     Any amounts properly due to the Contractor or the Owner from the other party, but which remain unpaid by such other party, shall bear interest at an annual rate equal to ten percent (10%) from the date due until paid.

                        I.     ARTICLE :  INDEMNIFICATION

A.                     Indemnity.  To  the  fullest extent permitted by law, the
                       ---------
Contractor shall indemnify, defend and hold harmless the Owner and its officers, directors, employees, agents, affiliates and representatives (the "Indemnitees"), from and against any and all claims, demands, suits, liabilities, injuries (personal or bodily), property damage, causes of action, losses, expenses, damages or penalties, including, without limitation, court costs and reasonable attorneys' fees, arising or resulting from, or occasioned by or in connection with (i) negligent or wrongful acts or omissions of the Contractor, a subcontractor, a subsubcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, (ii) Contractor's failure to comply with applicable Laws, and/or (iii) any breach, default, violation or nonperformance by the Contractor of any term, covenant, condition, duty or obligation provided in this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Contractor's aggregate liability to the Owner in relation to design errors or omissions which result from the performance of professional services hereunder as an architect or engineer shall be limited to $5,000,000. This indemnification, defense and hold harmless obligation shall survive the termination or expiration of this Agreement.

A.                    No  Limitation.  In  claims  against  any person or entity
                      --------------
indemnified under the preceding Section 10.1 by an employee of the Contractor, a subcontractor, a subsubcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under such Section 10.1 shall not be limited by a limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor, a subcontractor, a subsubcontractor or any other above-referenced party under workers' or workmen's compensation acts, disability benefit acts, other employee benefit acts, or by common law or case law.

A.                    Liens.  Contractor  further  agrees  to  indemnify,  save,
                      -----
protect and hold harmless the Indemnitees from and against any claim of liens or liens, or both, for labor performed or materials furnished, or both, or to be used on the Site, and, in case suit on any such claims or liens are brought, Contractor shall defend said suit at its own cost and expense and shall pay and satisfy any such lien or judgment as may be established or determined by the decision of the court in said suit. Contractor agrees within ten days after written demand to cause the effect of any suit or lien to be removed from the Site, by bonding or other means acceptable to Owner. In the event Contractor shall fail to do so, Owner is authorized to cause said lien to be removed or dismissed and the cost thereof, together with all attorneys' fees and litigation costs and expenses, shall be deducted by Owner from any monies due to Contractor; provided, however, that Contractor shall not be required to pay and release any lien placed on or accruing against the Site solely by reason of Owner's work during Owner's period of entry and occupancy of the Project or by reason of the Owner's failure to make payment to Contractor when properly due under this Agreement.

A.                    Lost Profits.  Notwithstanding anything to the contrary in
                      ------------
this  Article  10,  Contractor  shall  have no indemnification duties under this
Article 10 with respect to lost profits or revenues sustained by Owner as a result a delay in the completion of the Work other than the obligation to pay liquidated damages as set forth in this Agreement.

                           I.     ARTICLE :  INSURANCE

A.               CONTRACTOR'S  INSURANCE
--

1.                    Contractor's  Insurance  Certificates.  Before  Contractor
                      -------------------------------------
mobilizes its forces at the Site or commences the Work at or prepares or delivers materials to the Site, Contractor shall provide certificates of insurance evidencing that Contractor has obtained and maintains the insurance coverages described in this Article 11. Within a reasonable time after Owner's request, Contractor shall provide Owner with a copy of such policies. The Owner and such other persons or entities as may be designated by the Owner shall be named as an additional insureds on all of Contractor's policies referred to herein (except on Contractor's workers' compensation insurance and professional liability insurance policies). The insurance coverage afforded under the policies described herein shall be primary and non-contributing with respect to any insurance carried independently by the additional insureds. All such insurance policies shall indicate that as respects the insureds (whether named or otherwise), cross-liability and severability of interests shall exist for all coverages provided thereunder. All policies of insurance required under this
Article 11 shall be written on an "occurrence" basis, except the Professional Liability Insurance, which shall be written on a "claims made" basis. The insurance specified below shall be placed with insurance companies reasonably acceptable to the Owner, and shall incorporate a provision requiring the giving of notice to the additional insureds at least thirty (30) days prior to the cancellation, non-renewal or material modification of any such policies.

1.                    Contractor's  Liability  Insurance.  Contractor  shall
                      ----------------------------------
purchase and maintain at its sole cost and expense and as a Cost of the Work, during the term of this Agreement, insurance in the forms and minimum amounts described in Section 11.2 to protect against claims relating to the liabilities which may arise out of or result from Contractor's performance of its obligations under this Agreement, whether such performance be by Contractor, its agents, employees, Contractor's Architect, the consultants of Contractor's Architect or any subcontractor, supplier, materialman, or manufacturer employed by or retained by Contractor, or any other person employed by or retained by Contractor, or any other person employed or retained by them or any of them or anyone for whose acts any of them may be liable. Such insurance shall be written for not less than any limits of liability specified below or required by law, whichever is the greater, and shall include contractual liability insurance applicable to Contractor's obligations under this Agreement. Contractor shall, at all times during the term of this Agreement, maintain insurance with financially responsible companies having an "A+" rating or better by Best and who are qualified to transact business in the State of Colorado and, further, which have been approved by Owner.

A.               SCHEDULE  OF  INSURANCE  COVERAGES
--

1.                    Worker's  Compensation Insurance.  A Workers' Compensation
                      --------------------------------
Insurance Policy in form and substance reasonably acceptable to the Owner and in an amount not less than the statutory limits (as may be amended from time to time), including Employer's Liability Insurance with limits of liability of not less than (i) U.S. $1,000,000 for bodily injury by accident, each accident, (ii) U.S. $1,000,000 for bodily injury by disease, each employee, and (iii) U.S.
$1,000,000  aggregate  liability  for  disease.  The  Workers'  Compensation  &
Employer's Liability Insurance Policies must each include a waiver of subrogation endorsement in favor of the additional insureds.

1.                    Commercial  General  Liability  Insurance.  A  Commercial
                      -----------------------------------------
General Liability Insurance Policy written with a combined single limit of liability of not less than $1,000,000.00 for each occurrence of bodily injury and/or property damage and an annual aggregate of liability of not less than $2,000,000.00 for bodily injury and/or property damage, and an annual aggregate of liability of not less than $2,000,000.00 for completed operations and products liability, including the following coverages and endorsements:

a)                         Premises  and  Operations;

a)                         Broad  Form  Property  Damage;

a) Property Damage Liability, including coverage for explosion, collapse, and underground property damage hazards (and providing that an unintentional failure to report hazards shall not invalidate such coverage);

a) Personal Injury Liability (with employee and contractual exclusions deleted);

a)                         Independent  Contractor's  Protective  Coverage;

a)                         Broad  Form  Contractual  Liability;

a) Products/Completed Operations, for three years after Final Completion of the Work and its acceptance by Owner;

a) A waiver of subrogation endorsement (ISO CG 2010 11 85 (Form B) or equivalent) in favor of the additional insureds; and

a) A "per project" endorsement in favor of the additional insureds.

1.                    Comprehensive  Automobile  Liability  Insurance.  A
                      -----------------------------------------------
Comprehensive Automobile Insurance Policy in form and substance reasonably acceptable to the Owner and including, without limitation, a waiver of subrogation endorsement in favor of the additional insureds. The Comprehensive Automobile Liability Insurance Policy must provide coverage for all owned, hired, rented and non-owned automobiles, and must be written with a combined single limit of liability of not less than $1,000,000.00 for each occurrence of bodily injury and/or property damage, and $1,000,000.00 in the aggregate.

1.                    Umbrella  Liability  Insurance.  An  Umbrella  Liability
                      ------------------------------
Insurance Policy written in excess of the coverages provided by the insurance policies described in Sections 11.2.2, 11.2.3 and the Employer's Liability in 11.2.1, in form and substance reasonably acceptable to Owner and including, without limitation, a waiver of subrogation endorsement and "per project" endorsement, each in favor of the additional insureds. The Umbrella Liability Insurance Policy must be written with a combined single limit not less than $10,000,000.00 for each occurrence of bodily injury and/or property damage, and an annual aggregate of liability of not less than $10,000,000.00 for bodily injury and/or property damage.

A.               OWNER'S  BUILDER'S  RISK  INSURANCE
--

1.                    Builder's  Risk  Policy.  Before  Contractor commences the
                      -----------------------
Work at or prepares or delivers material to the Site but under no circumstances subsequent to the date of commencement of construction specified in the Notice to Proceed, Owner will provide certificates of insurance evidencing that Owner has obtained and maintains "all risk" builder's risk insurance upon the Work, subject to a deductible amount per occurrence not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00). Within a reasonable time after Contractor's request, Owner will provide Contractor with a copy of such policy. The policy will insure Owner, the Contractor and subcontractors as their interests may appear.

1.                    Deductible.  Upon  each  occurrence  of  property  damage
                      ----------
insured by the coverage specified in Section 11.3.1, the Contractor's liability (in relation to the insurance deductible only) shall be limited to $5,000; it
                                            ----
being understood that the Owner will be responsible for any deductible amount in excess of $5,000.

1.                    Property  of  Others.  Owner  will  not  insure  nor  be
                      --------------------
responsible for any loss or damage to property of any kind owned or leased by Contractor, Contractor's Architect or any subcontractors, or their employees, servants, or agents.

1.                    Builder's  Risk Limits of Liability.  The policy specified
                      -----------------------------------
in Section 11.3.1 shall be written in an amount equal to the "replacement cost" of the Work and the Owner Furnished FF&E.

1.                    Builder's  Risk  Deductibles.  The  policy  specified  in
                      ----------------------------
Section  11.3.1  shall  provide  for  up  to  the  following deductible amounts:

                        $  100,000.00               All  perils
                     250,000.00               Earthquake
                     250,000.00               Flood
                       10,000.00               Transit

1.                    Owner's  Use  of Project.  If the Owner finds it necessary
                      ------------------------
to occupy or use a portion or portions of the Project prior to Substantial Completion, such occupancy shall commence on the date Owner notifies Contractor, and the Owner shall obtain from the insurance company or companies providing the property insurance their consent to such occupancy by endorsement to the policy or policies, which insurance policies shall also provide that they will not be canceled or lapse on account of such partial occupancy.

A.               PROJECT  ERRORS  AND  OMISSIONS  INSURANCE

          In addition to the above-referenced insurance coverages and policies, Contractor shall obtain a "project specific" professional liability insurance policy written with a limit of liability of not less than $5,000,000.00 for each claim, and not less than $5,000,000.00 in the aggregate, for errors, omissions or negligent acts arising out of the performance of (or the failure to perform) professional services hereunder as an architect or engineer. Such insurance coverage shall cover Work performed by Contractor's Architect and any other architects, engineers or structural, mechanical, electrical or other applicable consultants, and shall be retroactive to the earlier of the date of this Agreement or the commencement of the services in relation to this Project (including, without limitation, those performed by the Contractor's Architect pursuant to its Agreement with the Owner, its Agreement with the Contractor, or otherwise). Such policy must be maintained for a period of not less than five
(5) years following the date of final payment to the Contractor for all services provided under this Agreement.

A.               NO  COVERAGE  CHANGES

          Each of the above required insurance policies (and the certificates evidencing the same) shall provide that the coverage therein afforded shall not be canceled, terminated, reduced, or not renewed except upon the giving of written notice to (i) Owner with respect to the insurance to be obtained by Contractor and (ii) Contractor with respect to the insurance to be obtained by Owner at least thirty (30) days prior to the effective date of such cancellation, termination, reduction or nonrenewal. In the event Owner or Contractor, whichever is applicable, receives such written notice that the coverage evidenced by any such certificate is to be canceled, terminated, reduced, or not renewed, it shall so inform the other and the other shall procure and furnish new certificates conforming to the above requirements as soon as reasonably practical but in any event at least five days before the effective date of such cancellation, termination, reduction or nonrenewal. In the event such new certificates within the time specified are not so provided, the party not obligated to provide such insurance may nevertheless have the right (but not the obligation) to procure such insurance and back charge the cost thereof to the other party.

A.               WAIVER  OF  CLAIMS

          The Owner and Contractor waive all claims against each other for loss or damage to any of their respective property which is insured under valid and collectible insurance policies, but only to the extent of the actual recovery of property insurance proceeds. Notwithstanding the foregoing, the preceding waiver shall not be operative in any case where the effect of such waiver is to invalidate insurance coverage or the right of the insured to recover thereunder. The Contractor waives all claims against the Owner for loss or damage to tools and equipment not to be incorporated into the Project.

                            I.     ARTICLE :  DEFAULT
                            --

A.               Termination  by Owner for Cause.     (a)  The occurrence of any
                 -------------------------------
one of more of the following matters constitutes a default by the Contractor under this Agreement (a "Contractor Default"):

     (i) Contractor becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness to pay, its debts as they become due;
     (ii) Contractor makes a general assignment for the benefit of its creditors;

     (iii) Contractor shall commence or consent to any case, proceeding or other action (a) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Contractor or of Contractor's debts under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or (b) seeking appointment of a receiver, trustee or similar official for Contractor or for all or any part of Contractor's property;

     (iv) any case, proceeding or other action against Contractor shall be commenced (a) seeking to have an order for relief entered against Contractor as debtor, (b) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Contractor or Contractor's debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (c) seeking appointment of a receiver, trustee, or similar official for Contractor or for all or any part of Contractor's property;

     (v) the breach of any material representation or warranty made by Contractor herein;

     (vi) Contractor attempts to assign, convey or transfer this Agreement or any interest herein without the Owner's prior written consent; or

     (vii) Contractor fails to observe or perform any other covenant, agreement, obligation, duty or provision of this Agreement, and such failure continues for thirty (30) days after Contractor's receipt of written notice thereof from Owner.

     (b) Upon the occurrence of a Contractor Default, the Owner may, without prejudice to any other right or remedy the Owner may have at law and/or in equity or under this Agreement, terminate this Agreement. The Owner may, without prejudice to any other right or remedy, take possession of the Site and of all materials, equipment, tools and machinery thereon owned by the Contractor, and may finish the Work by whatever method the Owner may deem expedient. If the cost of finishing the Work exceeds the unpaid balance of the Guaranteed Maximum Price, the Contractor shall immediately pay the difference to the Owner.

A.               Termination by Contractor for Cause.  (a)     The occurrence of
                 -----------------------------------
any one of more of the following matters, and the continuation of the same for thirty (30) days after the Owner's receipt of written notice thereof from the Contractor, shall constitute a default by the Owner under this Agreement (an "Owner Default"):

     (i) Owner becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness to pay, its debts as they become due;

     (ii)  Owner  makes  a  general assignment for the benefit of its creditors;

     (iii) Owner shall commence or consent to any case, proceeding or other action (a) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Owner or of Owner's debts under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or (b) seeking appointment of a receiver, trustee or similar official for Owner or for all or any part of Owner's property;

     (iv)  any case, proceeding or other action against Owner shall be commenced
(a) seeking to have an order for relief entered against Owner as debtor, (b) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Owner or Owner's debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (c) seeking appointment of a receiver, trustee, or similar official for Owner or for all or any part of Owner's property; or

     (v) Owner fails to observe or perform any covenant, agreement, obligation, duty or provision of this Agreement.

     (b) Upon the occurrence of an Owner Default, the Contractor may terminate this Agreement. If this Agreement is so terminated, the Contractor, as its sole and exclusive remedy hereunder, shall be entitled to receive the following: payment for Work properly performed to the date of termination
(including all retainage and the Contractor's Fee related thereto), reimbursement for all cancellation charges incurred by the Contractor in relation to its subcontractors, and reimbursement for proven loss with respect to materials, equipment, tools, machinery and other out-of-pocket expenses.

              I.     ARTICLE :  TERMINATION BY OWNER WITHOUT CAUSE

          Owner shall have the absolute and total right to terminate this Agreement at any time without cause if Owner decides in its sole and absolute discretion to abandon or terminate construction of the Project for any reason whatsoever, including, without limitation, the failure to obtain or revocation of any license required by the Colorado Gaming Commission for operation of the Owner's casino, the issuance of any injunction, temporary restraining order or other court order prohibiting, restricting or limiting Owner from proceeding with construction of the Project, or the election by Owner not to continue the Work because of any pending litigation relating to the construction and/or operation of the Project. If and only in the event Owner terminates the Agreement pursuant to this Article 13, it will reimburse the Contractor for any unpaid Cost of the Work which has been expended by Contractor and is due it under Article 9, plus the unpaid balance of the Contractor's Fee computed based on the Cost of the Work performed prior to termination of the Agreement, plus cancellation charges incurred by Contractor in relation to its subcontractors, and reimbursement for proven loss with respect to materials, equipment, tools, machinery and other out-of-pocket expenses.

                    I.     ARTICLE :  INDEPENDENT CONTRACTOR

          With respect to the Work, Contractor's relationship to Owner is that of an independent contractor and nothing contained herein shall be deemed to make Contractor the agent, employee or partner of Owner.
                           I.     ARTICLE :  DISPUTES
                           --

A.               Dispute Resolution.  (a)  In the event Owner and Contractor are
                 ------------------
unable to resolve any disputes, claims, controversies or other matters related to this Agreement (a "Dispute"), the Dispute shall be promptly submitted for resolution to a committee of three persons, including the President of the Owner, a neutral third party jointly selected by Owner and Contractor who shall act as chairperson, and the President of the Contractor (collectively the "Committee"). If either the President of the Owner or the President of the Contractor is unable to act at the time a Dispute arises, then either the Owner or the Contractor, as applicable, shall designate a substitute. Each substitute member designated by a party shall be reasonably acceptable to the other party. The decision of a majority shall decide any matter presented to it.

          (b) Upon arriving at its decision (which decision shall be by majority vote as provided above) with respect to any Dispute presented to it, the Committee will promptly send its decision in writing to the Contractor and to the Owner. Notwithstanding the foregoing, no decision of the Committee shall be binding upon the parties; it being expressly agreed by the parties hereto that they shall thereafter be entitled to refer such Dispute to any court of competent jurisdiction within the State of Colorado.

          (c) Pending final resolution of a Dispute, the Contractor shall proceed diligently with the performance of its duties and obligations under this Agreement, and the Owner shall continue to make payments as to undisputed amounts in accordance with the terms of this Agreement.

                     I.     ARTICLE :  HAZARDOUS SUBSTANCES
                     --

A.               Hazardous  Substances.  (a) If, in the course of performance of
                 ---------------------
the Work, the Contractor encounters on the Site any matter which it reasonably believes is a Hazardous Substance, the Contractor shall immediately suspend the Work in the area affected and report the condition to the Owner in writing. In any such event, the obligations and duties of the parties hereto shall be as follows:

     (i) If it is determined that such condition involves a Pre-Existing Hazardous Substance, then any required remedial actions shall be performed by the Owner at its sole cost and expense;

     (ii)  If  it  is  determined  that  such  condition  involves  a  Hazardous
Substance introduced to the Site after the date of this Agreement by the Contractor, its subcontractors or any party for whom either may be liable, then any required, necessary or appropriate remedial actions shall be performed by the Contractor at its sole cost and expense; or

     (iii) If it is determined that the condition does not involve a Hazardous Substance, the Contractor shall, promptly after receiving written notice from the Owner authorizing the Contractor to recommence site activities in the subject area, resume the portion of the Work that had been suspended. The parties acknowledge and agree that the Contractor shall not commence or continue any construction activities on any portion of the Site on, in or under which remedial actions are to be (or are being) performed until such remedial actions are to the point where construction activities will not interfere with such remedial actions, as evidenced by appropriate certifications from the applicable environmental engineer and/or remediation contractor and any required approvals of any applicable Governmental Authorities. The Contractor agrees to use good faith diligent efforts to continue the unaffected portions of the Work and to adjust and reschedule its activities at the Site so as to minimize, to the extent reasonably practicable, any adverse effect on the progress of the Work resulting from the performance of any remedial actions.

          (b) The Contractor shall not bring or store (and shall prohibit subcontractors from bringing or storing) Hazardous Substances to or on the Site, and shall not utilize any construction materials containing asbestos, polychlorinated biphenyls or urea formaldehyde. As previously indicated, the Contractor shall be responsible for the removal and cleanup of Hazardous
Substances brought to or generated at the Site by the Contractor, any subcon-tractor or any party for whose actions the Contractor is responsible pursuant to this Agreement. In this regard, the Contractor shall comply, and shall cause its subcontractors to comply, with all environmental laws, statutes, ordinances, codes, rules, regulations, policies and guidance documents regarding the generation, handling, storage, treatment and disposal of Hazardous Substances.

                   I.     ARTICLE :  MISCELLANEOUS PROVISIONS

A.               GOVERNING  LAW

          This Agreement shall be construed and governed in accordance with the laws of the State of Colorado without giving effect to conflicts of law principles.

A.               ASSIGNMENT  AND  SUCCESSORS
--

1.                    No  Assignment  by  Contractor.  Contractor  shall  not,
                      ------------------------------
without the prior written consent of Owner, which consent Owner shall have the right, in its sole, total and arbitrary discretion to withhold for any reason whatsoever, assign or transfer this Agreement or any portion or part of the Work, or assign any payments to others. Any assignment or transfer made without the prior written consent of Owner, either expressly, impliedly, or by operation of law, shall be void and of no force or effect.

1.                    Agreement  Binding  on Successors and Assigns.  Subject to
                      ---------------------------------------------
the foregoing, this Agreement and all of the provisions thereof shall extend to, be binding upon, and inure to the benefit of (i) Owner and its successors and assigns and (ii) Contractor and its successors and permitted assigns.

A.               NOTICES

          Unless otherwise herein expressly provided, all notices, orders and other communications required or desired to be given under this Agreement shall be in writing, signed by Owner or Contractor, or their respective duly authorized agents or attorneys, as the case may be, and shall be deemed to have been properly given if mailed by United States, registered or certified mail, with postage prepaid, return receipt requested, if hand delivered or if sent by a reputable overnight delivery service, addressed as follows:

If  to  Owner:          Isle  of  Capri  Black  Hawk  LLC
               c/o  Isle  of  Capri  Casinos,  Inc.
               711  Dr.  Martin  Luther  King  Jr.  Boulevard
               Biloxi,  MS  39530
               Attention:  Edward  F.  Reese


If  to  Contractor:     Haselden  Construction,  Inc.
               6950  South  Potomac  Street
               Englewood,  Colorado  80112
               Attention:  Ed  Haselden

or to such other address as may, from time to time, be designated by the party to be addressed, by notice to the other party in the manner hereinabove provided. Any such notice, order or other communication mailed as provided in this Section 17.3 shall be deemed to have been given and received on the second business day next following the postmark date of such notice, order or other communication if sent by U.S. Mail, or on the date of actual receipt if hand delivered or sent by overnight delivery service.

A.               CUMULATIVE  RIGHTS  AND  REMEDIES

          Except as expressly provided herein to the contrary, no right, power or remedy herein or otherwise conferred upon or reserved to Owner or Contractor shall be considered to exclude, impair or suspend any other right, power or remedy, but the same shall be cumulative and shall be in addition to any other right, power or remedy available under this Agreement, at law or in equity.

A.               WAIVER

          No action, failure to act or delay in action by Owner or Contractor shall constitute a waiver, or result in any impairment of any right, power, duty or remedy afforded any of them under this Agreement, or result in any approval of or acquiescence in any breach or violation by any of them of its covenants, agreements and obligations under this Agreement, except as the affected parties may specifically agree in writing. No waiver of any breach or violation of any of the covenants, agreements and obligations of Owner or Contractor under this Agreement shall be construed, taken or held to be a waiver of any other breach or violation, or a waiver, acquiescence in or consent to any further or succeeding breach or violation of the same covenant, agreement or obligation.

A.               CAPTIONS  OR  HEADINGS

          The index and the captions or headings of the Articles and Sections of this Agreement are inserted and included solely for convenience and shall never be considered or given any effect in construing the provisions hereof if any question of intent should arise.

A.               CALENDAR  DAYS

          As used herein, the terms "days" or "calendar days" shall mean calendar days, the term "weekdays" or "business days" shall mean regular working days, excluding Saturdays, Sundays and holidays.

A.               PARTIES  TO  ACT  REASONABLY

          Owner and Contractor both acknowledge that the provisions of this Agreement contemplate that the parties hereto will exchange information with each other and keep each other informed of the progress of the Work, and in each such instance (except the specific instances where Owner is granted an arbitrary right which Owner may exercise for whatever reason Owner desires), the parties agree to be both reasonable and timely so as not to unreasonably delay either party in the performance of their respective obligations hereunder.

A.               SEVERABILITY  OF  PROVISIONS

          The invalidity of one or more provisions of this Agreement shall not be deemed to invalidate or affect the enforceability of the remainder.

A.               ENTIRE  AGREEMENT

          This Agreement represents the entire agreement between Owner and Contractor with respect to the subject matter hereof and supersedes all prior negotiations, representations and agreements with respect thereto, whether written or oral. Except in relation to Construction Change Directives, this Agreement may be amended only by written instrument signed by both Owner and Contractor.

A.               NO  THIRD  PARTY  BENEFICIARIES

          Nothing contained in this Agreement shall be construed to confer any rights, powers or remedies upon any parties other than Owner and Contractor, including without limitation, any rights as a third party beneficiary of this Agreement.

A.               AUTHORITY  TO  EXECUTE

          Each party represents and warrants to the other that this Agreement has been duly authorized, executed and delivered by and on behalf of each such party, and constitutes the legal, valid and binding agreement of said parties.

A.               INCORPORATION  BY  REFERENCE
--

           The  recitals  set forth on the first few pages of this Agreement, as
          ----------------------------------------------------------------------
well  as  all  Exhibits  attached  hereto,  are  hereby  incorporated  into this
--------------------------------------------------------------------------------
Agreement  by  this  reference  and  expressly  made  a  part of this Agreement.
--------------------------------------------------------------------------------

          THIS  AGREEMENT  IS MADE AND ENTERED INTO as of the day and year first
          ----------------------------------------------------------------------
above  written.
 --------------

CONTRACTOR:                         OWNER:
-----------                         ------


By:                                        By:
---
      Name:  Ed  J.  Haselden                     Name:  Edward  F.  Reese
      Its:  President                                    Its:  Vice  President

                                    EXHIBIT A
                                    ---------

                                   Definitions
                                   -----------

     For purposes of this Agreement, the terms set forth in the following clauses shall have the meanings ascribed to them:

     "Actual  cost"  has  the  meaning  set  forth  in  Section  1.7.5.1.

     "Agent"  has  the  meaning  set  forth  in  Section  3.1.

     "Application  for  Payment"  has  the  meaning  set forth in Section 9.1.1.

     "Certificate  for  Payment"  has  the  meaning  set  forth  in Section 9.2.

     "Change in Law" shall mean and refer to the enactment, adoption, promulgation, amendment, modification or change in interpretation by a Governmental Authority after the date of this Agreement of any Law which is applicable to the performance of the Work; it being expressly understood and agreed by the parties hereto that a change in any income tax Law or any Law by which a tax is levied or assessed on the basis of the Contractor's income, profits, revenues or gross receipts shall not be a Change in Law.

     "Change  Order"  has  the  meaning  set  forth  in  Section  1.7.4.

     "Committee"  has  the  meaning  set  forth  in  Section  15.1.

     "Construction Change Directive" has the meaning set forth in Section 1.7.5.

     "Construction  Documents"  has  the  meaning  set  forth  in Section 1.5.2.

     "Contractor's  Architect"  has  the  meaning  set  forth  in Section 1.5.3.

     "Contractor  Default"  has  the  meaning  set  forth  in  Section  12.1.

     "Contractor's  Fee"  has  the  meaning  set  forth  in  Section  8.1.2.

     "Contract  Sum"  has  the  meaning  set  forth  in  Section  8.1.

     "Cost  of  the  Work"  has  the  meaning  set  forth  in  Section  8.4.

     "Dispute"  has  the  meaning  set  forth  in  Section  15.1.

     "Excusable Event" has the meaning set forth in Section 2.5.3. "Extreme Weather Day" shall mean and refer to a day during which extremely harsh weather conditions exist considering the geographical location of the Site.

     "Finally Completed", "Finally Complete" and "Final Completion" has the meaning set forth in Section 6.2.

     "Force  Majeure  Event"  has  the  meaning  set  forth  in Section 2.5.3.2.

     "Governmental Authority" shall mean and refer to any national, federal, state, county, municipal or local government, agency, authority or court, or any department, board, bureau or instrumentality thereof.

     "Guaranteed  Maximum  Price"  has  the  meaning  set  forth in Section 8.2.

     "Hazardous Substance" shall mean and refer to any hazardous, toxic or dangerous waste, substance or material defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste" or
"restricted hazardous waste" in (i) any provision of Colorado law; (ii) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 6903 et seq.); (iii) the Clean Water Act (33 U.S.C. 1251 et seq.); (iv) any
          -------                                             -------
so-called "Superfund" or "Superlien" law; or (v) any other federal, state or local statute, law, ordinance, code, rule or regulation.

     "Holdback  Amount"  has  the  meaning  set  forth  in  Section  9.8.

     "Indemnitees"  has  the  meaning  set  forth  in  Section  10.1.

     "Law" shall mean and refer to any constitution, charter, statute, act, law, ordinance, regulation, code, rule, order, decree, judgment, directive, ruling, decision, guideline, resolution or declaration of any Governmental Authority, or any interpretation or application thereof by any such Governmental Authority.

     "Modification" shall mean and refer to (i) a written amendment to this Agreement signed by all parties hereto, or (ii) a Change Order.

     "Notice  to  Proceed"  has  the  meaning  set  forth  in  Section  2.2.2.

     "Owner  Default"  has  the  meaning  set  forth  in  Section  12.2.

     "Owner  Furnished  FF&E"  has  the  meaning  set  forth  in  Section 8.2.2.

     "Pre-Existing Hazardous Substance" shall mean and refer to a Hazardous Substance existing at the Site as of the date of this Agreement.

     "Project" shall mean and refer to the architectural contract administration and construction of the Isle of Capri Black Hawk Hotel, as shown in the Construction Documents.

     "Project Concept Documents" shall mean and refer to those documents identified or contained within Exhibit D to the Agreement, which documents define generally the Project requirements and the concept design, scope and intent for the Project.

     "Punch  List"  has  the  meaning  set  forth  in  Section  6.1.

     "Schedule" shall mean and refer to the construction schedule identified and
contained  within    Exhibit  E  to  the  Agreement.

     "Schedule  of  Values"  has  the  meaning  set  forth  in  Section  9.6.1.

     "Site" shall mean and refer to the property and structures identified or contained within Exhibit B to the Agreement.

     "subcontractor" shall mean and refer to any person or entity (other than the Contractor) who performs a portion of the Work, including, without limitation, any architect, engineer, consultant, supplier, vendor or materialman.

     "Substantial  Completion  Date"  shall  mean  August  9,  2000.

     "Substantially Completed", "Substantially Complete" and "Substantial Completion" has the meaning set forth in Section 2.3.1.

     "Unforeseeable Conditions" shall mean and refer to conditions at the Site which are concealed physical conditions of an unusual nature (i) which differ materially from those indicated in this Agreement (and any reports or other documents prepared by, on behalf of, or presented to the Contractor in relation to the Project), and (ii) which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in this Agreement.

     "Work"  has  the  meaning  set  forth  in  Section  1.1.

                                    EXHIBIT B
                                    ---------

                                      Site
                                      ----


-     See  legal  description  on  following  page

- Site plan is contained within the Revised GMP Hotel Package No. 5, prepared by Parkhill Ivins Architects, P.C., which package is part of the Construction Documents.

                                    EXHIBIT C
                                    ---------

                           Contractor's Key Personnel
                           --------------------------


               Vice  President,  Operations               Ron  Ondrak
               On-Site  Project  Manager                    Joe  Smith
               Project  Engineer                    Jeff  Stroup
               Superintendent                    Dan  Nelson

                                    EXHIBIT D
                                    ---------

                               Contract Documents
                               ------------------

The  Project  Contract  Documents  are  comprised  of  the  following:

     1.     Construction  Documents  prepared by Parkhill Ivins Architects, P.C.

               The Revised GMP Hotel Package No. 5 Drawings, Volumes 1 and 2 dated February 8, 1999

               The Revised GMP Hotel Package No. 5 Specifications, Volumes 1, 2 and 3 dated February 8, 1999

               Addenda  as  follows:

Addendum  No.  1  dated  February  10,  1999
               Addendum  No.  2  dated  February  22,  1999
               Addendum  No.  3  dated  March  5,  1999
               Addendum  No.  4  dated  March  9,  1999
               Addendum  No.  5  dated  March  10,  1999
               Addendum  No.  6  dated  March  12,  1999
               Addendum  No.  7  dated  March  15,  1999
               Addendum  No.  8  dated  March  17,  1999
               Addendum  No.  9  dated  March  17,  1999
               Addendum  No.  10  dated  March  18,  1999
               Addendum  No.  11  dated  March  23,  1999

     2.     Construction  Documents prepared by Norwood Oliver Design Associates
(NODA)

               NODA Color and Material Specifications dated November 2, 1998 NODA Installation Notes dated November 2, 1998

For purposes of this Agreement, a "first-class" standard refers to a standard of construction, furnishing and equipping which is substantially equivalent to the standard of construction, furnishing and equipping found within the following hotel facilities: Isle of Capri Biloxi, Isle of Capri Vicksburg and Isle of Capri Bossier.

                          Exclusions and Clarifications
                          -----------------------------

     The GMP specifically excludes the following:

     1.     Alternate  No.  1  -  Pool  and  Enclosure.
     2.     Performance  and  payment  bonds.
     3.     Repairs  to  existing  structural  system.
     4.     Modification,  repairs, parts and maintenance to existing equipment.
     5. All changes due to final Owner or building department review of documents. If Contractor in the exercise of due care observes that any of the contract documents are in variance with building code in any respect, Contractor shall promptly notify the Owner of all conflicts between the drawings and specifications and any laws or restrictions that come to the attention of Contractor.
     6. The usage cost for construction power, gas and water. Contractor will tap and use the existing utility systems at no charge for usage.
     7. Costs associated with Hotel construction shut downs by the Owner, the Riviera casino project or the city of Black Hawk.
     8. Inspection and testing fees by any independent quality control agency.
     9. The cost of any defects, deficiencies, inadequacies or incompleteness in the current Hotel construction documents.
     10.     Consequential  damages  to  the  Owner  due  to  this  Project.
     11.     Any  fees  for  NODA  services.
     12.     Furnishing  of  any  television  sets,  safes,  or  coffee  makers.
     13. Exercise equipment, ice machines, vending machines or installations of these items.
     14.     The  cost  and  time  of  delays  due  to  the  Year  2000 ("Y2K").
     15. X-ray inspection of the existing precast that may be necessary to facilitate the drilling for structural steel anchors.
     16.     Television,  telephone  and  data  cable  is  not  included.

The  following  are  General  Clarifications:

     1. The GMP Proposal is based upon all Design and Engineering firms involved with the Project sharing in any liquidated damages to the extent that they are at fault as per the Design Build Agreement.
     2. The cost from Parkhill Ivins and consultants for contract administration fees and the cost for as-built drawings is included.
     3. The Design-Build Agreement will have precedence over the General Requirements as stated in Addendum No. 3.
     4. Contractor's limits of liability for Worker's compensation is per State of Colorado law.
5. The Owner's Builder's Risk Insurance must extend to offsite temporary storage for the FF&E and all materials in transit to the Project.
     6.     Waivers  of  subrogation  shall  include  all insurance deductibles.
     7. The EIFS exterior will be a standard PB system per manufacturer's recommendations.
     8. Card key controls equipment and associated software for the front desk is to be furnished and installed by the Owner.
     9.     Refer  to  Exhibit  G  for  scope  description  for  the  FF&E.
     10. The rough-in conduit for telephone and data is included in the rooms and stubbed out to the corridor ceiling.
     11. The GMP Proposal is based upon obtaining permission from the Riviera Casino project, the City of Black Hawk, the Isle of Capri to erect a crane in Main Street to place and at a later date remove the two or three tower cranes that will be mounted on the top of the parking structure. The Van Saten entrance will be reduced to one lane during off-hours (nights and weekends). On days when Contractor is working above this entry, the Van Saten access must be closed for public safety.
     12. Contractor must be allowed to swing crane booms over the Riviera Casino project. Contractor will not swing loads over that project and Isle of Capri project cranes will not conflict with Riviera Casino cranes.
     13. If the Project is delayed due to design corrections, omissions or errors, the contract schedule, Exhibit E, shall be extended the same amount of the delay or lost time (a day for a day design correction or completion cause).
     14. Contractor feels it will not need to work seven days a week, twenty-four hours per day. However, Contractor reserves the right to increase its work schedule to this if Contractor deems it necessary to achieve the Project completion date.
     15. Contractor will require the complete unrestricted use of the level six parking deck.
Contractor  will  stock the project in the early morning hours from Main Street.
          Contractor will utilize Owner's existing freight elevator as described in the addendum.
The Van Saten entrance will be restricted at times due to maintaining public safety while working above the garage entrance. All flagging requirements when casino is open and Contractor is not working will be provided by the Owner.

The  following  are  Furniture,  Fixtures  and  Equipment (FF&E) Clarifications:

     1. Quantities and materials pricing for all of the Accessories, Furniture, Lighting, Beds, Frames, Mattresses, Draperies and Spreads are as provided by Keating Corporation. Material pricing for all of the Carpeting and Wall Covering are as provided by Keating Corporation with quantities to be per the Construction Documents. Pricing provided by Keating for Carpeting is per square yard and pricing for Wall Covering is per lineal yard. Widths of Wall Covering included are in accordance with the NODA Book Issued in addendum 3. Contractor has included the materials purchasing, warehouse storage (if applicable), freight to the job site, and installation of each item above unless otherwise noted.
     2. All wall-hung items shall be shipped with mounting clips and/or cleats attached.
     3. All furniture items shall be shipped fully assembled and boxed so that no job site assembly will be required.
     4. Warranty on all items purchased from Owner supplied manufacturers and suppliers must be the same as those required of the Contractor by the contract documents.
     5. All electrical lamps must be shipped with electrical cords attached and with no cord shortening required.
     6. The making of beds, stocking of hotel linens and additional cleanup of rooms and bathrooms will be by the hotel maid staff. Contractor will leave rooms free of all trash and will have performed a final cleaning during the punch list.
     7. All FF&E pricing provided for the drapes and bedspreads by Keating is assumed to include the fabrication, drapery tracks, and installation of the tracks and drapes.
     8. Seaming of the carpeting for elevator lobbies is to be performed by the carpet manufacturer, not by installer at the job site. Contractor assumes material unit prices provided by Keating include this work.
     9. Contractor assumes carpeting for rooms will be manufactured and shipped in 13'-6" widths.
     10. Waterproofing membrane under ceramic tile is included only beneath Handicap Shower and Bathroom floors.
     11.     Contractor  will provide MDF trim in lieu of specified lumber trim.
     12.     Contractor  has  included  FRG  surrounds,  room  dividers,  etc.
     13.     NODA  as  Interior  Designer  will  remain  the Owner's consultant.

                                    EXHIBIT E
                                    ---------

                                    Schedule
                                    --------

     The following schedule sets forth the Contractor's estimate of the time necessary to complete the various components of the Work, and shall not be
                                                                          ---
construed or interpreted as altering, revising or otherwise changing the Substantial Completion Date identified in Exhibit A to the Agreement.

                                    EXHIBIT F
                                    ---------

                          Owner's Permits and Licenses
                          ----------------------------


-     Pay  City  of  Black  Hawk  building  permit  fees.

-     Pay  fees  for  City  of  Black  Hawk's  building  code review consultant.

-     Pay  fire  impact  fees.

-     Pay  police  impact  fees.

-     Pay  water  system  development  fees.

-     Pay  water  tap  fees.

-     Pay  sewer  tap  fees.

                                    EXHIBIT G
                                    ---------

                    Equipment/Material Responsibility Matrix
                    ----------------------------------------


     The Contractor shall afford the Owner and its separate contractors opportunity and access for storage and installation of the Owner Furnished FF&E, and shall connect and coordinate its Work with the work of the Owner and its separate contractors.

     The matrix set forth on the following pages identifies the parties' obligations as to the furnishing and installation of various furniture, fixtures, and equipment.

     Any amounts referenced in the following pages of this Exhibit are merely cost estimates and shall not be construed or interpreted as allowances.

                                    EXHIBIT H
                                    ---------

                                 Subcontractors
                                 --------------